Exhibit 99.2

INDEX TO THE ARYSTA LIFESCIENCE LIMITED
AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors

The Board of Directors and Shareholder of
Arysta LifeScience Limited

We have audited the accompanying consolidated balance sheets of Arysta LifeScience Limited as of January 1, 2012 and December 31, 2012 and 2013 and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arysta LifeScience Limited as of January 1, 2012 and December 31, 2012 and 2013 and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2013, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Ernst & Young ShinNihon LLC
Tokyo, Japan
September 9, 2014

ARYSTA LIFESCIENCE LIMITED
CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED INCOME STATEMENT

Continuing operations	Notes	Years ended December 31,
		2012	2013
		(U.S. dollars in thousands)
Sales	3	$1,468,075	$1,508,925
Cost of goods sold	8	(954,336)	(979,335)

Gross profit		513,739	529,590

Selling, general and administrative expense	8	(345,439)	(347,759)
Other operating income	7	6,592	5,732
Other operating expense	7	(6,409)	(49,979)

Operating income		168,483	137,584

Interest income		24,983	24,293
Other financial income		631	9,071

Financial income	9	25,614	33,364

Interest expense		(135,689)	(134,595)
Other financial expense		(92,340)	(70,091)

Financial expense	9	(228,029)	(204,686)

Income (loss) before tax from continuing operations		(33,932)	(33,738)

Income tax benefit (expense)	5	(45,078)	(47,593)

Income (loss) after tax from continuing operations		$(79,010)	$(81,331)

Discontinued operations
Income (loss) after tax from discontinued operations	4	(73,092)	(12,104)

Net income (loss)		$(152,102)	$(93,435)

Attributable to:
Arysta LifeScience Limited (“ALS”) shareholder		(160,802)	(102,629)
Non-controlling interests	21	8,700	9,194

Net income (loss)		$(152,102)	$(93,435)

Earnings per share
Continuing operations	6	(79,010)	(81,331)
Discontinued operations	6	(73,092)	(12,104)

Basic and diluted earnings (loss) per share		$(152,102)	$(93,435)

Weighted average shares used to compute earnings (loss) per share

Basic and diluted		1	1

The accompanying notes form an integral part of the consolidated financial statements.

ARYSTA LIFESCIENCE LIMITED
CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Notes	Years ended December 31,
		2012	2013
		(U.S. dollars in thousands)
Net income (loss)		$(152,102)	$(93,435)
Components of other comprehensive income (OCI) from continuing operations
Items that will not be reclassified subsequently to net income or loss:
Re-measurement gains (losses) on defined benefit pension plans		(1,132)	1,343
Items that may be reclassified subsequently to net income or loss:
Unrealized gains (losses) on available-for-sale financial assets	23	746	1,322
Gains (losses) on derivatives designated as cash flow hedges	23	—	(2,496)
Foreign currency translation effects		13,067	(49,010)

Total components of OCI		12,681	(48,841)

Total comprehensive income		$(139,421)	$(142,276)

Attributable to:
ALS shareholder		(147,276)	(148,804)
Non-controlling interests		7,855	6,528

		$(139,421)	$(142,276)

The accompanying notes form an integral part of the consolidated financial statements.

ARYSTA LIFESCIENCE LIMITED
CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEET

	Notes	As of January 1,	As of December 31,
		2012	2012	2013
		(U.S. dollars in thousands)
Assets
Current assets
Cash and cash equivalents	10	$103,024	$112,390	$258,565
Trade and other receivables	11	679,677	743,068	746,835
Inventories	13	260,715	217,471	236,968
Current financial assets	16, 23	4,769	2,954	4,350
Other current assets	12	51,079	53,274	60,084

Total current assets		1,099,264	1,129,157	1,306,802

Non-current assets
Property, plant and equipment	14	79,912	73,308	72,075
Goodwill and intangible assets	15	1,802,253	1,557,486	1,237,953
Deferred tax assets	5	70,387	60,208	55,151
Non-current financial assets	16, 23	65,399	25,432	24,801
Other non-current assets		11,953	11,505	9,794

Total non-current assets		2,029,904	1,727,939	1,399,774

Total assets		$3,129,168	$2,857,096	$2,706,576

Liabilities and equity
Current liabilities
Trade and other payables	17	391,107	402,954	396,536
Short-term debt	19, 23	196,539	149,817	17,794
Other current financial liabilities	19, 23	97,104	145,170	115,850
Other current liabilities	18	147,424	156,471	161,706

Total current liabilities		832,174	854,412	691,886

Non-current liabilities
Long-term debt	19, 23	1,610,850	1,416,884	1,589,649
Other non-current financial liabilities	19, 23	13,585	5,760	370
Deferred tax liabilities	5	145,074	121,822	110,325
Other non-current liabilities	18	67,188	58,471	57,682

Total non-current liabilities		1,836,697	1,602,937	1,758,026

Total liabilities		$2,668,871	$2,457,349	$2,449,912

Equity
Issued capital	20	—	—	—
Other equity	20	985,839	1,065,779	1,065,779
Retained earnings		(541,216)	(702,018)	(804,647)
Other components of equity		107	13,633	(32,542)

Equity of ALS shareholder		444,730	377,394	228,590

Non-controlling interests	21	15,567	22,353	28,074

Total equity		460,297	399,747	256,664

Total liabilities and equity		$3,129,168	$2,857,096	$2,706,576

The accompanying notes form an integral part of the consolidated financial statements.

ARYSTA LIFESCIENCE LIMITED
CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Attributable to ALS shareholder								Non-controlling interests	Total equity
	Issued capital (note 20)	Other equity (note 20)	Retained earnings	Currency translation reserve	Available-for- sale reserve (note 23)	Defined benefit plans	Gain (loss) on hedged items (note 23)	Equity of ALS shareholder
	(U.S. dollars in thousands)
January 1, 2012	$—	$985,839	$(541,216)	$—	$398	$(291)	$—	$444,730	$15,567	$460,297
Net income (loss)	—	—	(160,802)	—	—	—	—	(160,802)	8,700	(152,102)
OCI	—	—	—	13,782	746	(1,002)	—	13,526	(845)	12,681

Total comprehensive income	—	—	(160,802)	13,782	746	(1,002)	—	(147,276)	7,855	(139,421)

Dividends paid	—	—	—	—	—	—	—	—	(1,069)	(1,069)
Capital contribution	—	79,940	—	—	—	—	—	79,940	—	79,940

December 31, 2012	$—	$1,065,779	$(702,018)	$13,782	$1,144	$(1,293)	$—	$377,394	$22,353	$399,747

Net income (loss)	—	—	(102,629)	—	—	—	—	(102,629)	9,194	(93,435)
OCI	—	—	—	(46,174)	1,322	1,173	(2,496)	(46,175)	(2,666)	(48,841)

Total comprehensive income	—	—	(102,629)	(46,174)	1,322	1,173	(2,496)	(148,804)	6,528	(142,276)

Dividends paid	—	—	—	—	—	—	—	—	(807)	(807)

December 31, 2013	$—	$1,065,779	$(804,647)	$(32,392)	$2,466	$(120)	$(2,496)	$228,590	$28,074	$256,664

The accompanying notes form an integral part of the consolidated financial statements.

ARYSTA LIFESCIENCE LIMITED
CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF CASH FLOWS

	Notes	Years ended December 31,
		2012	2013
		(U.S. dollars in thousands)
Operating activities
Income (loss) before tax from continuing operations		$(33,932)	$(33,738)
Income (loss) before tax from discontinued operations	4	(89,391)	(11,788)

Income (loss) before tax		(123,323)	(45,526)

Non-cash adjustments to reconcile to net cash flows
Depreciation and amortization	4, 8, 14, 15	76,037	66,687
Impairment losses	4, 7, 14, 15	59,004	49,082
Financial income	4, 9	(26,175)	(33,369)
Financial expense	4, 9	229,782	206,158
Working capital adjustments
(Increase) decrease in inventories		45,800	(13,910)
(Increase) decrease in trade and other receivables		(59,643)	(2,688)
Increase (decrease) in trade and other payables		12,547	(4,580)
(Increase) decrease in other current assets		(2,065)	(4,859)
Increase (decrease) in other current liabilities		(35,015)	(2,261)
Increase in other working capital		666	2,185

Cash flow from operating activities		177,615	216,919

Interest and dividends received		25,281	24,380
Interest paid		(69,748)	(166,619)
Income tax paid		(34,861)	(51,682)

Net cash flow from (used for) operating activities		98,287	22,998

Investing activities
Purchase of property, plant and equipment		(15,595)	(14,938)
Proceeds from sales of property, plant and equipment		1,494	3,263
Purchase of intangible assets		(47,707)	(24,318)
Purchases of investments in associates		(2,690)	(757)
Cash paid for contingent consideration		(12,001)	—
Other items		2,710	1,456

Net cash flow from (used for) investing activities		(73,789)	(35,294)

Financing activities
Proceeds from (payments of) short-term borrowings, net		17,092	(31,073)
Proceeds from long-term debt		3,274	1,640,124
Repayments of long-term debt		(111,417)	(1,439,902)
Capital contribution		79,940	—
Payment for derivative instruments, net		(1,021)	(5,198)
Dividends paid to non-controlling interests		(1,069)	(807)
Other items		(386)	(389)

Net cash flow from (used for) financing activities		(13,587)	162,755

Net change in cash and cash equivalents		10,911	150,459
Net foreign exchange difference		(1,545)	(4,284)

Cash and cash equivalents at beginning of the year	10	103,024	112,390

Cash and cash equivalents at end of the year	10	$112,390	$258,565

The accompanying notes form an integral part of the consolidated financial statements.

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Preparation and Corporate Information

Arysta LifeScience Limited (“the Company”) is domiciled and incorporated in the Republic of Ireland and its corporate headquarters are located at 5 George’s Dock, IFSC, Dublin 1. The consolidated financial statements of the Company and its subsidiaries (collectively, the “Group”) are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The Group was originally created through the merger of the agrochemical interests of two Japanese trading companies, Tomen Corporation and Nichimen Corporation, in February 2001, and has grown organically and through a series of business and product acquisitions. The Group was then acquired by an investor group led by Olympus Capital Holdings in 2002. In March 2008, the Group was purchased by the Permira Funds, a private equity firm, through the establishment of Arysta LifeScience Limited, previously Industrial Equity Investments Limited, in March 2008, for approximately $2.2 billion.

The Group develops and distributes value-added crop solutions specializing in agrochemicals, biological solutions, or biosolutions, as well as complementary areas of life sciences. The Group’s agrochemical products protect crops from weeds (herbicides), insects (insecticides), and diseases (fungicides). Agricultural crop protections and biosolutions comprised over 90% of the Group’s 2013 sales, with the remainder derived from the health and nutrition science business unit. The Group’s biosolutions business focuses on the growing markets for biological stimulants, or biostimulants, innovative nutrition, and biological pesticide, or biocontrol, products. The Group operates in over 100 countries worldwide and has an expansive product portfolio, with over 3,600 product registrations in over 100 countries and approximately 950 patents worldwide.

Historically, the Company’s operations and business were primarily conducted through its wholly owned subsidiary Arysta LifeScience Corporation (“Arysta Corporation”), a corporation organized under the laws of Japan. As described in note 25, these financial statements for the years ended December 31, 2012 and 2013 are the first the Group has prepared in accordance with IFRS. The opening consolidated balance sheet was prepared as of January 1, 2012 (the date of transition to IFRS).

Prior to the year ended December 31, 2013, the Company had prepared unconsolidated financial statements in accordance with Irish generally accepted accounting principles (“Irish GAAP”) and Arysta Corporation, its wholly owned subsidiary, prepared consolidated financial statements in accordance with Japanese generally accepted accounting principles (“JGAAP”). The Group prepared consolidated financial statements under JGAAP for the year ended December 31, 2013. Accordingly, the previous GAAP for the purpose of these consolidated financial statements is considered to be JGAAP and a reconciliation from JGAAP to IFRS has been presented.

These consolidated financial statements are presented in United States dollars (“USD” or “$”), which is the functional currency of certain subsidiaries and represents the major transactional currency of the Group. The functional currency of Arysta LifeScience Limited is the Euro. The consolidated financial statements are prepared on a historical cost basis, except for derivative financial instruments and available-for-sale financial assets that are measured at fair value. All amounts are rounded to the nearest thousand, except when otherwise indicated. The consolidated financial statements were authorized for issue in accordance with a resolution of the Company’s Board of Directors on September 8, 2014.

2. Significant Accounting Policies and Judgments

Adoption of IFRS

The Group’s transition date to IFRS is January 1, 2012, and, accordingly, the Group has applied IFRS 1 First-time Adoption of International Financial Reporting Standards. The impact of the

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

transition to IFRS on the Consolidated Balance Sheet, Consolidated Income Statement and Consolidated Statement of Cash Flows, is explained in note 25, “First-time Adoption of IFRS”.

Basis of Consolidation

All subsidiaries are included in the consolidated financial statements for the entire period or, if acquired, from the date that the Group obtains control. Control over an entity exists when: the Group has power, defined as existing rights that give the ability to direct the activities which affect the entity’s returns; the Group is exposed to or has rights to returns which may vary depending on the entity’s performance; and the Group has the ability to use its power to affect its own returns from its involvement with the entity. The Group fully consolidates the income, expenses, assets, liabilities and cash flows of subsidiaries from the date it acquires control up to the date control ceases. A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction.

All intragroup balances, transactions, unrealized gains and losses resulting from intragroup transactions and dividends are eliminated upon consolidation. The financial statements of the subsidiaries are prepared for the same reporting period as the Group, using consistent accounting policies.

Business Combinations

The Group uses the acquisition method for all business combinations. Acquisition cost is the fair value of the consideration transferred including the fair value of any contingent consideration and any existing ownership interest the Group held in the acquired entity. Acquisition-related costs incurred are recognized in net income (loss) in the periods in which they are incurred. In a business combination achieved in stages, gain (loss) arising on the revaluation of an existing interest in an acquired entity is recognized in the Consolidated Income Statement.

The assets and liabilities of acquired businesses are identified, and are recorded in the consolidated financial statements at their acquisition date fair values. The amount of any non-controlling interests is measured as elected for each business combination either at fair value or at the proportionate interest in the identifiable net assets of the acquiree.

Investments in Associates

Associates are those entities in which the group has the ability to exercise significant influence but not control, over the financial and operating policies. Significant influence generally exists when the group holds between 20 and 50 percent of the voting power of another entity.

Investments in associates are accounted for using the equity method and are initially recognized at cost. The consolidated financial statements include the Group’s share of the income and expenses of the equity accounted investees from the date that significant influence commences until the date that significant influence ceases. When the Group’s share of losses exceeds its interest in an equity accounted investment, the carrying amount of that interest, including any long term investments, is reduced to nil, and the recognition of further losses is discontinued except to the extent that the Group has an obligation or has made payments on behalf of the investee.

Currency Transactions

The functional currency of each subsidiary is the primary transactional currency for sales and cost of sales which is generally, but not exclusively, the local currency of its country of operations. Transactions in currencies other than each subsidiary’s functional currency are translated at the rate prevailing at the date of the transactions. Monetary assets and liabilities denominated in currencies other than each subsidiary’s functional currency are translated at the rate prevailing at the end of

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

each reporting period. Non-monetary assets and liabilities are translated using the exchange rates at the dates of the initial transactions. Differences arising from settlement and translation of monetary assets and liabilities are recognized in net income (loss).

The Group translates all assets and liabilities of its subsidiaries into their presentation currency, the USD, using the spot exchange rate at the end of each reporting period. Income and expense items are translated into USD at the average exchange rates for the period.

Exchange differences arising from translation of the financial statements of foreign operations are recognized in other comprehensive income. These differences are presented as “Currency Translation Reserve” as a component of equity. On disposal of the entire interest of a foreign operation, and on the partial disposal of an interest resulting in loss of control, significant influence and joint control, the cumulative amount of such exchange differences is reclassified to net income (loss) as part of gain (loss) on disposal of a foreign operation.

Discontinued Operations

Discontinued operations include separate major lines of business or geographical areas that have been disposed of or which are subject to a single coordinated plan to be disposed of. A subsidiary that is acquired exclusively with a view to resale is also defined as a discontinued operation.

Discontinued operations are excluded from the results of continuing operations and are presented as a single amount as “Income (loss) after tax from discontinued operations” in the Consolidated Income Statement.

Non-current assets classified as held for disposal and disposal groups are measured at the lower of their carrying amount and fair value less costs to sell, unless they are not within the measurement scope as defined in IFRS 5 Non-current Assets Held for Sale and Discontinued Operations.

Taxes

Income tax for the year comprises current and deferred taxes, calculated using rates enacted or substantively enacted at the balance sheet date, in the countries where the Group operates. Current tax is the expected tax payable on taxable income for the year and any adjustments to tax payable in respect of previous years.

The Group’s estimates of current income tax expense and liabilities are calculated assuming that all tax computations filed by its subsidiaries will be subject to review or audit by the relevant tax authorities. The Group records provisions for taxes it estimates will ultimately be payable once reviews or audits with the relevant tax authority are completed including allowances for any interest and penalties. The provisions are either increased or decreased based on the final determination made by the relevant tax authority or released if the statute of limitations for the applicable tax return expires.

Deferred tax is recognized using the liability method and therefore is calculated on temporary differences between the tax bases of assets and liabilities and their respective carrying amounts in the Consolidated Balance Sheet. Deferred tax is provided, where required, on all temporary differences arising except where the timing of the reversal of the temporary difference can be controlled and it is probable that the difference will not reverse in the foreseeable future. Deferred tax liabilities are not recognized on the initial recognition of goodwill even if the carrying amount of goodwill exceeds its tax base.

Deferred tax assets, including those related to unused tax losses, are recognized to the extent that it is probable that future taxable profit will be available against which the deductible temporary differences can be utilized. Income tax expense, current and deferred, is recognized in net income (loss) unless it relates to items recognized in other comprehensive income.

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax assets to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax assets to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Sales

Sales are measured at the fair value of the consideration received or receivable. Sales of goods are recognized in the Consolidated Income Statement when the significant risks and rewards of ownership are transferred to the customer, which is usually upon delivery, at a fixed or determinable price, and when collectability is reasonably assured. Delivery is defined based on the terms of the sales contract. Sales are reported net of related taxes such as value-added tax, returns, cash rebates and discounts granted to customers. Rebates to customers are provided for in the same period that the related sales are recorded.

The Group is deemed to act as a principal when it has exposure to the significant risks and rewards related to the sales of a product and the total amount of consideration is included in sales. If the Group does not have exposure to the significant risks and rewards related to the sale of a product the Group only includes the portion representing commissions earned in sales.

Sales are discounted to their present value as of the transaction date if the receipt of consideration is deferred such that the effect of inherent financing is material, and discounts for early payments granted on those transactions are included in financial expense.

The Group allows certain distributors a one-time, non-repeatable extension of credit on a limited proportion of purchases made during a purchasing cycle which remain in the distributor’s inventory. The extension of credit is not a right to return, and distributors must pay unconditionally when the extended credit period expires and therefore the Group recognizes sales upon delivery, in accordance with International Accounting Standards (“IAS”) 18 Revenue.

Where a right of return exists, sales are recognized when the right of return expires or when a reasonable estimate that this right will not be used can be made, whichever is earlier.

Income from interest-bearing assets is recognized on the outstanding receivables using interest rates calculated by means of the effective interest method.

Trade and Other Receivables

Trade and other receivables include invoiced amounts less adjustments, such as provisions for doubtful receivables, which are only recognized when there is objective evidence that the Group will not be able to collect amounts due, such as a breach of contract or significant financial difficulty of the obligor. In certain circumstances, the Group obtains security, generally land, agricultural commodities or machinery as collateral for trade receivable balances and accordingly, its trade receivable balances are occasionally settled from proceeds from sales of this security. Non-cash consideration received is independently valued and any resultant gain (loss) is recorded as operating income or expense in the Consolidated Income Statement.

Factoring arrangements transferring substantially all economic risks and rewards associated with trade receivables to a third party are accounted for by derecognizing the trade receivables upon receiving the cash proceeds from the factoring arrangement. Factoring arrangements that transfer to a third party some, but not substantially all, economic risks and rewards and where the assets subject to the factoring remain under control of the Group are accounted by not derecognizing the trade receivable and by recognizing any related obligation to the third party.

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Research and Development

Research and development (“R&D”) costs are charged to the Consolidated Income Statement when incurred. Development expenses mainly comprise the costs of defending existing patents, costs for field trials, regulatory approvals and approval extensions. Certain development costs are capitalized and included in intangible assets when such costs are expected to generate future economic benefits and when the cost of such an asset can be measured reliably. The Group invests in tax incentivized R&D activities in several jurisdictions. The Group records any government support received as a reduction in the corresponding operating expenses when earned.

Financial Income and Expense

Financial income consists primarily of interest income, dividend income and net changes in the fair values of financial assets measured at fair value through profit or loss (“FVTPL”), such as forward contracts which are not designated as hedging instruments. Interest income is calculated using the effective interest method. Dividend income is recognized on the date when the Group’s right to receive the payment is established.

Financial expense consists primarily of interest expense, impairment losses on available-for-sale financial assets and financial assets measured at amortized cost, and net changes in the fair values of financial assets measured at FVTPL. Interest expense is accrued using the effective interest method.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash in hand, bank deposits and short-term deposits that are readily convertible to a known amount of cash, and that are subject to an insignificant risk of changes in value.

Inventories

Inventories are measured at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

The costs of inventories include purchasing costs, processing costs and all other costs incurred in the process of bringing such inventories to their present location and condition. Cost is determined by either the first-in, first-out (“FIFO”) method or the weighted average cost method depending on the nature and use of the inventory.

Property, Plant and Equipment

Property, plant and equipment is stated at cost, including all costs to get the asset ready for its intended use, net of accumulated depreciation and accumulated impairment losses. Land is recorded at cost and is not depreciated. Depreciation is primarily charged on a straight-line basis to the Consolidated Income Statement, starting from the date the asset is ready for use, over the following estimated useful lives:

—	Buildings and structures from 7 to 35 years; and

—	Machinery and transport equipment from 4 to 12 years.

The basis of depreciation of property, plant and equipment, such as depreciation method, useful life, and residual value, is reviewed during each reporting period, and changed when necessary. When there is a change in the basis of depreciation, the depreciation charge is adjusted prospectively as a change of an accounting estimate. On disposal of an asset, a gain (loss) is recognized in the Consolidated Income Statement as the difference between the net disposal proceeds of the item and its carrying amount.

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Group reviews its assets to determine if an indicator of impairment exists at the end of each reporting period. If indicators of impairment exist, the Group compares the carrying amount of the asset, or its CGU (cash generating unit), with its recoverable amount. An impairment loss is recognized whenever the carrying amount of an asset, or the relevant CGU, exceeds the estimated recoverable amount. An impairment loss is reversed only as a result of future changes in the assumptions used in the original estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Goodwill and Intangible Assets

Goodwill is recognized as the excess of (a) the total fair value of the consideration transferred and the amount recognized for non-controlling interests, and any previous interest held, over (b) the fair value of the identifiable assets acquired or liabilities assumed. Goodwill is recognized as an asset and presented within non-current assets. Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the acquisition date.

The useful lives of intangible assets are assessed as either finite or indefinite.

Goodwill and intangible assets with indefinite useful lives are not subject to amortization and are measured at cost less any accumulated impairment loss. If the Group determines an intangible asset no longer has an indefinite useful life, the asset is reclassified as an intangible asset with a finite useful life, and amortization charges are adjusted prospectively as a change of accounting estimate.

Goodwill and intangible assets with indefinite useful lives are reviewed for impairment whenever events or changes in circumstances suggest that the carrying amount may not be recoverable and at least annually at each financial year end.

The Group estimates the recoverable amount of goodwill and intangible assets as the higher of the asset’s or the related CGU’s, or group of CGU’s, fair value less costs of disposal and value in use. Value in use is the present value of the cash flows expected from the asset’s or CGU’s use and eventual disposal. An impairment loss is recorded in the Consolidated Income Statement to the extent that the carrying amount of the tested asset or CGU exceeds its recoverable amount. Impairment losses relating to goodwill are not reversed in future periods.

For the purpose of impairment testing, goodwill acquired in a business combination is allocated to the CGU or the group of CGUs that are expected to benefit from the synergies of the business combination. Intangible assets with finite useful lives are amortized, on a straight-line basis, over the following expected useful lives:

—	Product registration rights from 3 to 22 years; and

—	Software for internal use from 2 to 7 years.

Post-employment Benefits

The Group contributes to various defined contribution plans on behalf of its employees and contributions are included in the Consolidated Income Statement when incurred. The defined contribution plans also include governmental pension schemes.

The Group, in limited instances, provides defined benefit plans to employees in certain locations. In both 2012 and 2013, the defined benefit obligations and plan assets are considered insignificant.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Debt

Debt is recognized initially at fair value less transaction costs, which represents the net proceeds from issuing the debt. Subsequently, debt is stated at amortized cost using the effective interest method and is classified as current if the debt agreement terms in force at the balance sheet date require repayment within one year. Otherwise, debt is classified as non-current.

Reportable Segments

The operating segments of the Group for which discrete financial information is available are regularly reviewed by the chief operating decision maker (“CODM”). The Group is organized into six reportable segments: (1) Latin America, (2) Africa and Western Europe, (3) North America, (4) Japan and Central/Eastern Europe, (5) China, South Asia and Life Sciences and (6) Corporate.

Financial Instruments

Financial assets and financial liabilities are recognized in the Consolidated Balance Sheet on the date that the Group becomes party to the contractual provisions of the instrument. Financial assets are derecognized when the contractual rights to the cash flows from the financial asset expire or when the financial asset, with all risks and rewards of ownership, is transferred. Financial liabilities are derecognized when the contractual obligation expires, is discharged or cancelled. Purchases and sales of financial instruments are accounted for using the settlement date.

The fair values of financial instruments are generally determined using quoted prices in an active market. Otherwise, the measurement is based on internal valuation models using current market parameters, where available, or external valuations prepared by third parties. If there is objective evidence of the impairment of a financial instrument that is not measured at FVTPL, an impairment loss is recognized.

If the reason for the impairment of loans and receivables as well as held-to-maturity financial instruments no longer exists, the impairment is reversed either in total or in part, and that reversal is recognized in the Consolidated Income Statement.

Financial assets and liabilities are classified into the following valuation categories:

—Financial Assets and Liabilities at FVTPL consist of derivatives which are reported in other financial assets or other financial liabilities. The calculation of fair value is based on market parameters or valuation models based on such parameters, where available. Financial assets at fair value through profit or loss are carried in the Consolidated Balance Sheet at fair value with net changes in fair value presented as financial expense (negative net changes in fair value) or financial income (positive net changes in fair value) in the Consolidated Income Statement.

—Loans and Receivables comprise financial assets with fixed or determinable payments, which are not quoted in an active market and are not derivatives or classified as available-for-sale. This valuation category includes trade receivables as well as other receivables and loans classified under other receivables and loans classified under other current financial assets. Loans and receivables are initially recognized at fair value. Subsequently, the loans and receivables are measured at amortized cost using the effective interest method. If there is objective evidence of impairment of a receivable or loan, an individual valuation provision is recorded for the specific loan or receivable. If the Group determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. When assessing the need for a valuation provision, regional and other specific conditions are considered, such as internal and external ratings, as well as customer specific risks and, in some cases, historical default rates.

If, in a subsequent period, the amount of the valuation provision decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recognized impairment is reversed through net income (loss). The impairment can be reversed provided that the value of the loan or receivable does not exceed what the amortized cost would have been had the impairment not been recognized at the date the impairment was reversed. Loans and receivables are written off when they are determined to be uncollectible.

—Held-to-Maturity Financial Assets consist of non-derivative financial assets with fixed or determinable payments and a fixed term, for which the Group has the ability and the intent to hold until maturity, and which are not included in other classification categories. Held-to-maturity financial assets are initially recognized at fair value. Subsequent measurement is at amortized cost, using the effective interest method. The Group did not have financial assets in this category during any periods presented.

—Available-for-Sale Financial Assets include equity investments that are neither classified as held for trading nor designated at fair value through profit or loss.

Subsequent measurements are at fair value. Changes in fair value are recognized directly in other comprehensive income and are only recorded in net income (loss) when the assets are disposed of or are impaired due to a significant or prolonged decline in value below the carrying value. The fair values are determined using market prices. Investments whose fair value cannot be reliably determined are carried at acquisition cost and are written down when impaired. Impairment losses on equity investments are not reversed through profit or loss; increases in their fair value after impairment are recognized in Other Comprehensive Income. Only in the case of debt instruments are reversals recognized in net income (loss).

—Financial Liabilities which are not Derivatives are initially measured at fair value, which normally corresponds to the amount received or to be received. Subsequent measurement is carried out at amortized cost using the effective interest method.

—Derivative Financial Instruments are initially recognized at fair value with transaction costs recognized in net income (loss) when they occur. The Group holds derivatives only for the purpose of hedging the underlying risk related to foreign currency and interest rates. Subsequently, derivatives are measured at fair value. The differences in fair value are recognized as financial income or expense in the Consolidated Income Statement, except when the derivative is designated as a hedging instrument.

Derivatives can be embedded within other contracts. If IFRS requires separation, then the embedded derivative is recorded separately from its host contract and is measured at fair value.

Cash Flow Hedge Accounting is applied to certain transactions to hedge the exposure to the variability in cash flows from future transactions. The effective hedge portion of the change in fair value of the derivative is recognized as a component of other comprehensive income, taking deferred taxes into account. The ineffective portion is recognized immediately in net income (loss). The cumulative fair value changes of the hedging instruments are transferred from equity to net income (loss) in the reporting period in which the hedged item affects the Consolidated Income Statement.

For a hedge of a forecast transaction, the maturity of the hedging instrument is determined based on the anticipated date of the future transaction.

Significant Accounting Judgments, Estimates and Assumptions

The preparation of these financial statements requires the Group to make estimates and judgments that affect the reported amounts of assets, liabilities, sales and expenses. The Group bases its estimates and judgments on historical experience, current conditions and other reasonable factors.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Valuation and Impairments of Goodwill and Intangible Assets

The assets and liabilities of acquired businesses are measured at their estimated fair values at the dates of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired, including identified intangibles, is recorded as goodwill. The determination and allocation of fair value to the assets acquired and liabilities assumed is based on various assumptions and valuation methodologies requiring considerable judgment from management, generally with support from specialist consultants, and include estimates based on historical information, current market data and future expectations. The principal assumptions utilized in valuation methodologies include quantitative factors, such as sales growth rates, operating margin estimates and discount rates, as well as qualitative factors, such as the economic and political climate where the acquired business operates. While the Group believes its valuation process is reasonable, those estimates are inherently uncertain. As explained above, the Group performs regular tests of the recoverability of goodwill and indefinite-lived intangible assets. For the purposes of assessing impairment, the Group applies judgment in determining its CGUs, the lowest level of asset group for which there are independent cash flows, and the groups of CGUs to which goodwill is allocated. The recoverable amount for goodwill is determined based on value in use of the relevant CGU, or groups of CGUs, to which the goodwill is allocated. The recoverable amounts of all material intangible assets and property, plant and equipment are based on their value in use, which requires assumptions to estimate future cash flows. These assumptions are reviewed annually and are subject to significant adjustment from such factors as changes in market conditions.

Provision for Doubtful Accounts

At each reporting date, trade receivables are carried at their original invoice amounts less a provision for doubtful collections based on estimated losses and any discounted component of an effective financing component. The Group estimates the provision at each reporting date based upon historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with specific customers. The Group also considers any changes in the financial condition of its customers and any other external market factors that could impact the collectability of the receivables in the determination of its provision for doubtful accounts.

Provisions

Provisions are estimates of financial loss associated with risks resulting from a variety of areas including legal, product, regulatory and environmental issues. The determination of the amount of a provision is complex and is based on the relevant facts, as understood by management, for each issue. The provisions may be adjusted periodically as additional technical or legal information becomes available. Actual costs can deviate from these estimates.

Income Tax

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or in which tax losses can be utilized. The tax effect of unused tax losses is recognized as a deferred tax assets when it becomes probable that the tax losses will be utilized. In making assessments regarding deferred tax assets, management considers economic and political factors in the respective tax jurisdiction, estimates of taxable temporary differences, projected future taxable income and tax planning strategies. At the end of each reporting period, management believes it will realize benefits at least equal to its recognized deferred tax assets. Estimates are subject to change due to both market and financial performance as well as political uncertainties.

Future taxable income is dependent, to some degree, on the way in which the Group operates, including its global supply chain and intellectual property rights, which are used internationally

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

within the Group. Transfer prices for the delivery of goods and charges for the provision of services, including intellectual property, may be subject to challenge by the respective national tax authorities in any of the countries in which the Group operates, which may result in a significant increase in its tax expense. Interpretation of taxation rules relating to financing arrangements between entities within the Group and to foreign currency translation differences may also give rise to uncertain tax positions.

The Group estimates its provision for income tax that will ultimately be payable when reviewed by the respective tax authorities. These estimates include significant management judgments about the eventual outcome of the reviews expected to be taken by each tax authority. Actual outcomes and settlements may differ significantly from the estimates recorded in these consolidated financial statements.

Recent Accounting Pronouncements

The standards and interpretations that are issued, but not yet effective, up to the date of issuance of the consolidated financial statements are disclosed below.

IFRS 15 Revenue from Contracts with Customers

In May 2014, the IASB issued IFRS 15 Revenue from Contracts with Customers, which replaces IAS 11 Construction Contracts, IAS 18 Revenue and related interpretations. IFRS 15 is effective for annual periods beginning on or after January 1, 2017, with early adoption permitted. This guidance requires that an entity should recognize revenue to depict the transfer of promised goods or services to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance shall be applied using one of two methods: retrospectively to each prior reporting period presented, or retrospectively with the cumulative effect of initially applying this statement recognized at the date of initial application. Management has not yet determined which method it will apply. The Group is currently evaluating the impact of the new standard on its financial statements.

IFRS 9 Financial Instruments

In July 2014, the IASB issued IFRS 9 Financial Instruments, which replaces IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. IFRS 9 provides guidance on the classification and measurement of financial assets and financial liabilities, general hedge accounting and impairment. The Group is currently evaluating the impact of the new standard.

Amendments to IAS 32 Offsetting Financial Assets and Financial Liabilities

These amendments clarify the meaning of “currently has a legally enforceable right to set-off” and the criteria for non-simultaneous settlement mechanisms of clearing houses to qualify for offsetting. These are effective for annual periods beginning on or after January 1, 2014. The adoption of these amendments are not expected to have a material impact on the Group’s financial statements.

Amendments to IAS 39 Novation of Derivatives and Continuation of Hedge Accounting

These amendments provide relief from discontinuing hedge accounting when novation of a derivative designated as a hedging instrument meets certain criteria. These amendments are effective for annual periods beginning on or after January 1, 2014 and are not expected to have a material impact on the Group’s financial statements.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amendments to IAS 36 Impairment of Assets—Recoverable Amount Disclosures for Non-Financial Assets

These amendments remove the unintended consequences of IFRS 13 on the disclosures required under IAS 36. In addition, these amendments require the disclosure of the recoverable amounts for the assets or CGUs for which impairment losses have been recognized or reversed during the period. The Group has adopted this standard from the date of its adoption of IFRS, January 1, 2012.

IFRIC Interpretation 21 Levies

IFRIC 21 clarifies that a liability is recognized for a levy when the activity that triggers its payment, as identified by the relevant legislation, occurs. For a levy that is triggered upon reaching a minimum threshold, the interpretation clarifies that no liability should be anticipated before the specified minimum threshold is reached. IFRIC 21 is effective for annual periods beginning on or after January 1, 2014. The Group does not expect that adopting IFRIC 21 will have material financial impact on the Group’s financial statements.

3. Segment Information

Reportable Segments

The Group develops and distributes value-added crop solutions specializing in agrochemicals and biosolutions as well as in the complementary areas of health and nutrition sciences. The Group organizes its crop protection business by major geographic regions. Life Sciences and the China and South Asia geographic regions of the crop protection business are aggregated into a single reportable segment.

Segment sales, except Corporate, are based on the geographic location of customers. Corporate segment sales include certain provisions for rebates and sales returns held centrally and not allowed to other segments. Segment income is based on operating income before depreciation of property, plant and equipment, amortization of intangible assets, other operating income (expense), net and other adjustments described below. Segment income includes items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items include adjustments allowed under existing credit agreement, which include but are not limited to restructuring costs, costs related to debt refinancing, sponsor payments, expenses related to mergers and acquisitions, unusual and non-recurring charges. The Group does not allocate assets and liabilities to reportable segments because such assets and liabilities are not regularly reviewed by the CEO, who is considered the chief operating decision maker, to make decisions about resource allocation and to assess performance.

During 2013, the Group reorganized its operating segments, which included revised management reporting to the CODM and new segment managers. Accordingly, the reportable segments were also revised as presented below and corresponding items for earlier periods adjusted retrospectively. The reportable segment information of the Group for the years ended December 31, 2012 and 2013 was summarized as follows:

For the year ended December 31, 2012

	Latin America	Africa and Western Europe	North America	Japan and Central/Eastern Europe	China, South Asia and Life Sciences	Corporate	Total
	(U.S. dollars in thousands)
Segment sales	$553,226	$301,028	$201,203	$269,422	$210,329	$(5,369)	$1,529,839
Segment income	129,853	52,117	31,117	57,827	31,177	(26,065)	276,026

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2013

	Latin America	Africa and Western Europe	North America	Japan and Central/Eastern Europe	China, South Asia and Life Sciences	Corporate	Total
	(U.S. dollars in thousands)
Segment sales	$624,275	$300,765	$187,798	$242,616	$218,766	$6,501	$1,580,721
Segment income	137,799	46,430	39,089	52,168	29,833	(20,713)	284,606

Adjustments and Eliminations

The adjustments between reportable segment information and the consolidated financial statements of the Group for the years ended December 31, 2012 and 2013 were summarized as follows:

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Segment sales	$1,529,839	$1,580,721
Agent sales, discounts and adjustments not attributable to a segment	(61,764)	(71,796)

Sales	$1,468,075	$1,508,925

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Consolidated segment income	$276,026	$284,606
Depreciation and amortization	(74,163)	(66,554)
Other credit agreement adjustments	(33,563)	(36,221)
Other operating income (expense), net (Note 7)	183	(44,247)

Operating income	168,483	137,584

Financial income (expense), net (Note 9)	(202,415)	(171,322)

Income (loss) before tax from continuing operations	$(33,932)	$(33,738)

Sales by product group

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Crop protection and biosolutions	$1,383,195	$1,421,930
Life Sciences	84,880	86,995

Total	$1,468,075	$1,508,925

Geographic Information

Sales by location

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Brazil	$333,088	$392,871
Rest of the world	1,134,987	1,116,054

Total	$1,468,075	$1,508,925

Crop protection and biosolutions is shown in the aggregate as sales by each product group are not available and the cost to develop it would be excessive.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

No single customer accounted for 10% or more of the Group’s total sales. The group had no sales in Ireland for the years ended December 31, 2012 and 2013.

Total non-current assets, other than financial assets and deferred tax assets, located in Ireland and the rest of the world were nil and $1.32 billion as of December 31, 2013, respectively (2012: zero and $1.63 billion).

4. Discontinued Operations

In 2012, the Group discontinued two separate businesses, its Midas business, primarily located in North America, and the FES group of companies, which represents substantially all of its business located in Russia. The Group discontinued its Midas business due to adverse market conditions and high input costs. The Group discontinued FES, due to a disagreement with a minority shareholder, which was resolved on an amicable basis, difficulties in attracting new management talent and a number of factors including challenging market conditions resulting from weak supply/demand dynamics. The Group disposed of FES in July 2014, and no material gain or loss was recorded. Income (loss) relating to those discontinued operations was as follows:

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Sales	$84,610	$3,867
Cost of goods sold	(79,748)	(5,769)

Gross profit	4,862	(1,902)

Selling, general and administrative expense	(20,349)	(7,888)
Other operating income	393	—
Other operating expense	(73,105)	(531)

Operating income	(88,199)	(10,321)

Financial income	561	5
Financial expense	(1,753)	(1,472)

Income (loss) before tax from discontinued operations	(89,391)	(11,788)

Income tax benefit (expense)	16,299	(316)

Income (loss) after tax from discontinued operations attributable to ALS shareholder	$(73,092)	$(12,104)

Other operating expense included in discontinued operations, for the year ended December 31, 2012, included impairments to goodwill and to intangible assets and property, plant and equipment of $25.7 million and $32.8 million, respectively.

The net cash flows incurred by discontinued operations were as follows:

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Operating activities	$(5,303)	$(13,522)
Investing activities	2,313	2,808
Financing activities	—	—

Net cash inflows (outflows)	$(2,990)	$(10,714)

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. Income Taxes

Income tax benefit (expense) on income was as follows:

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Income (loss) before tax
Income (loss) before tax from continuing operations	$(33,932)	$(33,738)
Income (loss) before tax from discontinued operations	(89,391)	(11,788)

Total income (loss) before tax	$(123,323)	$(45,526)

Current income tax benefit (expense)	(41,838)	(51,616)
Deferred tax benefit (expense):
Origination and reversal of temporary differences	3,517	(5,177)
Changes in unrecognized deferred tax assets	(6,757)	9,200

Total deferred tax expense	(3,240)	4,023

Total income tax benefit (expense)	$(45,078)	$(47,593)

Income tax benefit (expense) from continuing operations	(45,078)	(47,593)
Income tax benefit (expense) from discontinued operations	16,299	(316)

Total income tax benefit (expense)	$(28,779)	$(47,909)

Income tax relating to other comprehensive income was as follows:

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Gains (losses) on derivatives designated as cash flow hedges	$—	$(3,891)
Unrealized gains (losses) on available-for-sale financial assets	185	238
Other	145	18

Total	$330	$(3,635)

Analysis of Tax Rate

The table below presents a reconciliation of the Group’s effective tax rate, from both continuing and discontinued operations, and the statutory tax rate applicable in the Republic of Ireland for the years ended December 31, 2012 and 2013.

	Years ended December 31,
	2012	2013
Irish income tax rate	12.50%	12.50%
Changes in unrecognized deferred tax assets	(56.84%)	(68.39%)
Effect on tax rate differences in foreign jurisdictions	32.54%	48.52%
Impact of a group reorganization	—	(56.57%)
Tax exempt income	3.38%	19.14%
Future tax on undistributed income	(11.83%)	(39.08%)
Effect of non-deductible expense for tax purposes	(2.11%)	(21.73%)
Others	(0.98%)	0.38%

Effective tax rate	(23.34%)	(105.23%)

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Years ended December 31,
	2012	2013
Effective tax rate from continuing operations	(132.85%)	(141.07%)
Effective tax rate from discontinued operations	18.23%	(2.68%)

The principal items of the deferred tax assets and liabilities before offset of balances within countries were as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Deferred tax assets
Net operating loss carry-forwards	$116,134	$104,130	$81,324
Provision for doubtful receivables	37,026	32,442	21,825
Unrealized intercompany profits	2,202	2,280	2,457
Others	33,587	28,681	26,831

Total deferred tax assets	188,949	167,533	132,437

Deferred tax liabilities
Goodwill and intangible assets	(232,554)	(183,636)	(131,413)
Undistributed earnings	(20,694)	(35,198)	(51,285)
Property, plant and equipment	(2,457)	(2,175)	(2,279)
Others	(7,931)	(8,138)	(2,634)

Total deferred tax liabilities	(263,636)	(229,147)	(187,611)

Net deferred tax liabilities	$(74,687)	$(61,614)	$(55,174)

The deferred tax assets and liabilities reconcile to the amounts presented in the Consolidated Balance Sheet as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Adjusted deferred tax assets	$188,949	$167,533	$132,437
Adjustment to offset deferred tax assets and liabilities	(118,562)	(107,325)	(77,286)

Deferred tax assets	$70,387	$60,208	$55,151

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Adjusted deferred tax liabilities	$(263,636)	$(229,147)	$(187,611)
Adjustment to offset deferred tax assets and liabilities	118,562	107,325	77,286

Deferred tax liabilities	$(145,074)	$(121,822)	$(110,325)

Deferred tax assets and liabilities relating to income taxes levied by the same taxation authority on the same taxable entity or on entities net basis or to realize the assets and settle the liabilities simultaneously are offset for presentation on the face of the Consolidated Balance Sheet where a legal right of set-off exists.

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The movements in deferred tax assets and liabilities during the years ended December 31, 2012 and 2013 were as follows:

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Beginning balance (net deferred tax liabilities)	$(74,687)	$(61,614)
Recognized in net income	13,089	10,582
Recognized in OCI	(16)	(4,142)

Ending balance (net deferred tax liabilities)	$(61,614)	$(55,174)

The gross amounts of unused tax losses for which no deferred tax assets had been recognized, by expiration date, were as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
One year	$55,919	$—	$—
Two years	—	—	—
Three years	—	—	—
Four years	—	—	—
More than five years	2,683	127,964	149,357
No expiry	—	—	—

Total	$58,602	$127,964	$149,357

As of January 1, 2012, December 31, 2012 and 2013, the following amounts have not been considered for recognition as either a deferred tax asset or liability:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Temporary differences for which deferred tax assets have not been recognized	$369,920	$376,263	$527,226
Temporary differences from investments in subsidiaries and associates for which deferred tax liabilities have not been recognized	$61,170	$32,524	$196,536

6. Earnings (loss) per Share

Basic and diluted earnings per share (“EPS”) amounts are calculated by dividing the net income (loss) for the year attributable to the ordinary shareholder of the Company by the weighted average number of ordinary shares outstanding during the year. In 2012, the Group excluded certain potentially issuable shares from the calculation of diluted net loss per share as their effect, if included, would have been anti-dilutive. Refer to note 20 for more information regarding these potentially issuable shares. There were no potentially issuable shares as of December 31, 2013. There are no other transactions involving ordinary shares or potential ordinary shares between the reporting date and the date of authorization of these financial statements.

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following reflects the income and share data used in the basic and diluted earnings per share computations:

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Net income (loss) attributable to the shareholder of ALS from continuing operations	$(79,010)	$(81,331)
Net income (loss) attributable to the shareholder of ALS from discontinued operations	(73,092)	(12,104)

Net income (loss) attributable to the shareholder of ALS	$(152,102)	$(93,435)

	Years ended December 31,
	2012	2013

Weighted average number of shares—basic and diluted	1	1

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)

Basic and diluted EPS attributable to ordinary shareholder of ALS	$(152,102)	$(93,435)

Basic and diluted EPS from continuing operations	$(79,010)	$(81,331)

7. Other Income (Expense)

Other Operating Income

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Gain on disposal of fixed assets	$622	$275
Earnings on equity method	596	783
Impairment losses reversal	5,140	—
Others	234	4,674

Total other operating income	$6,592	$5,732

Other Operating Expense
	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)

Loss on disposal of fixed assets	$(847)	$(897)
Impairment losses	(5,562)	(49,082)

Total other operating expense	$(6,409)	$(49,979)

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. Depreciation, Amortization, Costs of Inventories and Personnel Expenses

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Included in cost of goods sold
Depreciation	$(4,701)	$(4,727)
Amortization of intangible assets	(100)	(72)
Costs of inventories recognized as expense	(880,238)	(890,619)
Inventory write-down	(1,533)	(2,828)
Included in selling, general and administrative expense
Depreciation	(5,832)	(4,868)
Amortization of intangible assets	(63,530)	(56,887)
Included in personnel expenses:
Salaries and wages	(104,810)	(105,809)
Social security costs	(19,525)	(19,046)
Other employment costs	(10,223)	(10,401)

Discontinued operations included depreciation and amortization of $1.9 million and $0.1 million for the years ended December 31, 2012 and December 31, 2013, respectively.

9. Financial Income and Expense

Financial Income by Category of Financial Instruments

For the year ended December 31, 2012

	Loans and receivables	Available-for-sale financial assets	Total
	(U.S. dollars in thousands)
Interest income	$24,983	$—	$24,983
Dividend income	—	103	103

	$24,983	$103	$25,086

Others			528

Total financial income			$25,614

For the year ended December 31, 2013

	Loans and receivables	Available-for-sale financial assets	Total
	(U.S. dollars in thousands)
Interest income	$24,293	$—	$24,293
Dividend income	—	66	66

	$24,293	$66	$24,359

Others			9,005

Total financial income			$33,364

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial Expense by Category of Financial Instruments

For the year ended December 31, 2012

	Financial liabilities at FVTPL	Financial liabilities at amortized cost	Total
	(U.S. dollars in thousands)
Interest expense	$—	$(135,689)	$(135,689)
Losses on valuation of derivatives, net	(31,175)	—	(31,175)

	$(31,175)	$(135,689)	$(166,864)

Foreign exchange loss			(37,347)
Financing discounts			(13,748)
Others			(10,070)

Total financial expense			$(228,029)

For the year ended December 31, 2013

	Financial liabilities at FVTPL	Financial liabilities at amortized cost	Derivative hedging instruments	Total
	(U.S. dollars in thousands)
Interest expense	$—	$(133,100)	$(1,495)	$(134,595)
Losses on valuation of derivatives, net	(1,125)	—	—	(1,125)

	$(1,125)	$(133,100)	$(1,495)	$(135,720)

Foreign exchange loss				(39,525)
Financing discounts				(11,081)
Others				(18,360)

Total financial expense				$(204,686)

10. Cash and Cash Equivalents

Cash and cash equivalents were as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Cash at bank and on hand	$95,778	$111,342	$246,627
Short-term deposits	7,246	1,048	11,938

Cash and cash equivalents	$103,024	$112,390	$258,565

The Group had approximately $5.9 million and $9.0 million of cash and cash equivalent balances in countries where exchange controls apply or legal restrictions were in place such that the cash and cash equivalents were not available for immediate use as of December 31, 2012 and 2013, respectively.

11. Trade and Other Receivables

Trade and other receivables were as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Trade receivables	$699,509	$770,208	$742,724
Notes receivables	18,556	11,142	16,013
Provision for doubtful receivables	(81,509)	(83,255)	(66,578)
Income tax receivables	18,242	21,623	17,216
VAT and other tax receivables	18,241	8,413	5,862
Others	6,638	14,937	31,598

Total trade and other receivables	$679,677	$743,068	$746,835

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Movements in the provision for doubtful receivables were as follows:

	2012	2013
	(U.S. dollars in thousands)
January 1,	$(81,509)	$(83,255)
(Charged) credited to the income statement	(10,739)	(2,231)
Utilized and others	5,372	13,840
Currency translation effects	3,621	5,068

December 31,	$(83,255)	$(66,578)

Notes and trade receivables that were transferred without meeting the criteria for derecognition as of January 1, 2012, December 31, 2012 and 2013 were $34.9 million, $82.2 million and $98.9 million, respectively, and are included in trade and other receivables in the accompanying Consolidated Balance Sheet, while corresponding amounts received as part of the transfer of $34.9 million, $82.2 million and $98.9 million as of January 1, 2012, December 31, 2012 and December 31, 2013, respectively, are included in other financial liabilities in the accompanying Consolidated Balance Sheet. As the Group retains substantially all the risks and rewards of ownership of the transferred assets, and as the Group assumes payment obligations in the event of default, these assets do not qualify for derecognition. The carrying amounts of these assets and liabilities approximate their fair values.

Of the amounts above, the carrying amounts of the transferred assets for which the transferee has the right to recourse only to the transferred assets and the related liabilities were as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Transferred assets	$1,290	$26,872	$20,068
Related liabilities	(1,283)	(26,856)	(20,058)

Net position	$7	$16	$10

12. Other Current Assets

Other current assets were as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Prepaid expenses	$9,368	$11,866	$12,223
Prepaid taxes	19,817	18,530	25,128
Advances to suppliers	7,627	11,077	9,222
Held-for-sale assets	8,501	7,267	11,399
Others	5,766	4,534	2,112

Total other current assets	$51,079	$53,274	$60,084

Held-for-sale assets are measured at the lower of their carrying amount and fair value less costs to sale. As of January 1, 2012, December 31, 2012 and 2013, respectively, the Group measured the carrying amount of its held-for-sale assets at cost, which were lower than their respective fair values.

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13. Inventories

Inventories, net of provision to record inventories at net realizable value, were as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Raw materials	$70,132	$56,820	$62,367
Work in progress	9,685	10,712	8,652
Finished products	180,898	149,939	165,949

Total inventories	$260,715	$217,471	$236,968

14. Property, Plant and Equipment

Movements in property, plant and equipment were as follows:

	Buildings and structures	Machinery and transport equipment	Land	Construction in progress	Others	Total
	(U.S. dollars in thousands)
Cost
January 1, 2012	$56,437	$84,717	$2,504	$9,786	$23,167	$176,611
Additions	1,503	7,017	—	5,398	1,227	15,145
Disposals	(494)	(4,485)	—	—	(932)	(5,911)
Currency translation effects and other	152	(522)	458	(5,278)	1,258	(3,932)

December 31, 2012	$57,598	$86,727	$2,962	$9,906	$24,720	$181,913

Accumulated depreciation and impairments
January 1, 2012	$(32,479)	$(48,391)	$—	$—	$(15,829)	$(96,699)
Depreciation charges	(2,123)	(6,084)	—	—	(3,163)	(11,370)
Impairment losses	—	(4,725)	—	(906)	—	(5,631)
Disposals	313	3,009	—	—	576	3,898
Currency translation effects and other	(228)	570	—	—	855	1,197

December 31, 2012	$(34,517)	$(55,621)	$—	$(906)	$(17,561)	$(108,605)

Net carrying amount as of December 31, 2012	$23,081	$31,106	$2,962	$9,000	$7,159	$73,308

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Buildings and structures	Machinery and transport equipment	Land	Construction in progress	Others	Total
	(U.S. dollars in thousands)
Cost
January 1, 2013	$57,598	$86,727	$2,962	$9,906	$24,720	$181,913
Additions	1,109	7,719	—	4,818	1,245	14,891
Disposals	(1,176)	(3,098)	—	(78)	(592)	(4,944)
Currency translation effects and other	5,097	(4,135)	(14)	(7,378)	(886)	(7,316)

December 31, 2013	$62,628	$87,213	$2,948	$7,268	$24,487	$184,544

Accumulated depreciation and impairments
January 1, 2013	$(34,517)	$(55,621)	$—	$(906)	$(17,561)	$(108,605)
Depreciation charges	(2,145)	(6,169)	—	—	(1,415)	(9,729)
Impairment losses	—	(37)	—	—	(127)	(164)
Disposals	563	2,176	—	—	536	3,275
Currency translation effects and other	(507)	3,068	—	—	193	2,754

December 31, 2013	$(36,606)	$(56,583)	$—	$(906)	$(18,374)	$(112,469)

Net carrying amount as of December 31, 2013	$26,022	$30,630	$2,948	$6,362	$6,113	$72,075

The impairments recorded in 2012 were primarily associated with the Company’s decision to discontinue its MIDAS business and the entire carrying amount of the assets was fully impaired as recoverable amount was zero. See Note 4.

15. Goodwill and Intangible Assets

Movements in goodwill and intangible assets were as follows:

	Goodwill	Product registration rights	Software and others	Total
	(U.S. dollars in thousands)
Cost
January 1, 2012	$929,702	$1,310,201	$159,447	$2,399,350
Additions—internal development	—	38,980	14,088	53,068
Currency translation effects and other	(101,766)	(107,328)	(3,165)	(212,259)

December 31, 2012	$827,936	$1,241,853	$170,370	$2,240,159

Accumulated amortization and impairments
January 1, 2012	$—	$(538,939)	$(58,158)	$(597,097)
Amortization charge	—	(53,591)	(11,076)	(64,667)
Impairment losses	(26,814)	(24,874)	(1,685)	(53,373)
Currency translation effects and other	893	30,100	1,471	32,464

December 31, 2012	$(25,921)	$(587,304)	$(69,448)	$(682,673)

Net carrying amount as of December 31, 2012	$802,015	$654,549	$100,922	$1,557,486

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Goodwill	Product registration rights	Software and others	Total
	(U.S. dollars in thousands)
Cost
January 1, 2013	$827,936	$1,241,853	$170,370	$2,240,159
Additions	—	10,188	12,699	22,887
Currency translation effects and other	(140,024)	(140,780)	(10,841)	(291,645)

December 31, 2013	$687,912	$1,111,261	$172,228	$1,971,401

Accumulated amortization and impairments
January 1, 2013	$(25,921)	$(587,304)	$(69,448)	$(682,673)
Amortization charges	—	(47,570)	(9,388)	(56,958)
Impairment losses	—	(47,752)	(1,166)	(48,918)
Currency translation effects and other	583	53,209	1,309	55,101

December 31, 2013	$(25,338)	$(629,417)	$(78,693)	$(733,448)

Net carrying amount as of December 31, 2013	$662,574	$481,844	$93,535	$1,237,953

In addition, total research and development expenditure of $8.9 million for the year ended December 31, 2013 (2012: $11.0 million) is primarily for the registration costs required to maintain existing crop protection patents and for new product development. These costs are not eligible for capitalization and are recognized in Selling, General and Administrative expense in the accompanying Consolidated Income Statement.

Product registration rights include registrations for active ingredient registration in various jurisdictions. As of December 31, 2011, the largest product registration right had a carrying value of $218.5 million and a remaining life of 15 years. As of December 31, 2012, the largest product registration right had a carrying value of $183.0 million and a remaining life of 14 years. As of December 31, 2013, the largest product registration right had a carrying value of $142.2 million and a remaining life of 13 years.

Impairment of Goodwill

The Group performs an impairment test of goodwill annually, as well as whenever events or changes in circumstances suggest that the carrying amount may not be recoverable.

For the purpose of impairment testing, goodwill acquired in a business combination is allocated to the CGU or group of CGUs that is expected to benefit from the synergies of the business combination. A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of cash inflows from other assets or groups of assets. The goodwill impairment test is performed at the lowest level at which goodwill is monitored for internal management purposes and may represent a single CGU or a group of CGUs.

As of January 1, 2012, the goodwill from the acquisition of the Group by the Permira Funds represents substantially all of the goodwill, with the exception of $25.7 million recorded as part of the acquisition of its business in Russia, which was completely impaired during 2012 (see note 4). As of January 1, 2012, goodwill was allocated to the following seven CGUs which represented the operating segments of the Group at that time: Latin America; North America; Japan and North Asia; Europe; Africa and Middle East; China and South Asia; and Life Sciences. As of December 31, 2012 and 2013, goodwill was monitored on the basis of the seven CGUs and accordingly, impairment testing was carried out at that level. In 2013, the Group reorganized its operating segments, but continued to monitor its goodwill using the CGUs described above as these CGUs continue to represent the lowest level of cash flows at which goodwill is monitored for internal management purposes.

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill has been allocated to the CGUs as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Latin America	$226,546	$350,226	$271,060
North America	299,755	162,123	170,631
Japan and North Asia	140,921	97,987	70,997
Europe	91,309	73,175	56,276
Africa and Middle East	49,607	41,485	33,798
China and South Asia	37,163	27,238	24,601
Life Sciences	58,699	49,781	35,211

Total	$904,000	$802,015	$662,574

The recoverable amount of a CGU or group of CGUs is the higher of its value in use and fair value less costs of disposal. The recoverable amounts are determined based on value in use of the relevant CGU or group of CGUs to which the goodwill is allocated. For the purpose of estimating the value in use, the Group used its existing forecasts of pre-tax cash flows, which cover a period of up to the next five years, and then the terminal value was estimated. The main assumptions used include management’s forecasted pre-tax cash flows, terminal growth rate, and discount rate for the relevant CGU. The terminal growth rate used considers country specific conditions and does not exceed the average long-term growth rate of the industry in which the CGU or group of CGUs operate. Pre-tax discount rates used are determined based on comparable companies of the relevant CGU or group of CGUs, market interest rates, and other factors.

These assumptions were management’s best estimates completed as part of its routine financial planning process, which obtains forecasts from each business unit and involves a comprehensive review of all relevant inputs and estimates. These forecasts considered past experiences, actual operating results, and external market information and were approved by the board of directors when these forecasts were completed. These assumptions can be subject to significant adjustment from factors such as macroeconomic factors impacting the general market, financial performance of new product registrations, and the Group’s ability to maintain or grow market share in primary markets.

As part of Group’s initial adoption of IFRS, the Group elected the exemptions for business combinations, resulting in most of the Group’s goodwill being denominated in Japanese Yen. The cash flows from the CGUs or Groups of CGUs are denominated in various currencies, primarily the Brazilian Real (“BRL”), the USD, the Euro and the Japanese Yen. Accordingly, the impairment tests are impacted by and are sensitive to exchange rate movements between the local currencies and the Japanese Yen. As of December 31, 2013, no additional impairment would arise unless the Japanese Yen was to appreciate by at least 21%, as compared to any of the currencies in which the cash flows of the CGUs are denominated.

Significant assumptions used in the calculation of value in use were as follows:

CGU	January 1, 2012		December 31, 2012		December 31, 2013
	Terminal growth rate	Pre-tax discount rate	Terminal growth rate	Pre-tax discount rate	Terminal growth rate	Pre-tax discount rate
Latin America	4.8%	19.7%	4.5%	18.9%	4.6%	18.9%
North America	1.9%	13.2%	2.1%	12.7%	2.1%	12.2%
Japan and North Asia	0.5%	11.9%	0.7%	12.6%	1.4%	12.7%
Europe	4.5%	15.7%	3.0%	14.4%	2.7%	14.7%
Africa and Middle East	4.8%	21.0%	5.0%	21.5%	6.0%	22.6%
China and South Asia	4.2%	19.1%	6.3%	21.4%	4.8%	20.3%
Life Sciences	0.6%	11.3%	0.9%	12.0%	1.6%	13.6%

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Group recorded an impairment charge of $251.7 million on January 1, 2012, the transition date to IFRS. The impairment charge was recorded within retained earnings in the Consolidated Balance Sheet and allocated by operating segment to North America, Japan and Central/Eastern Europe and Africa and Western Europe as $88.1 million $55.2 million, and $108.4 million, respectively.

In 2012, the Group recorded an impairment charge of $25.7 million associated with the discontinued operations of its Russian-based business, and the amount was included in Income (loss) after tax from discontinued operations in the accompanying Consolidated Income Statement.

At December 31, 2013 significant headroom exists in all CGUs and in aggregate values in use of the CGUs were approximately 80% greater than their aggregate carrying values. Based on the sensitivity analysis performed, a 20% change in each significant assumption would not cause the carrying value of any CGU to materially exceed its recoverable amount.

Impairment of Intangible Assets

The Group assesses whether there are impairment indicators for intangible assets at each annual reporting date. If impairment indicators are present, recoverable amounts for such assets are calculated and impairment losses are assessed. The recoverable amounts are determined based on the value in use of the intangible assets.

The Group reviewed each product registration right as of January 1, 2012, the date of transition to IFRS, as well as December 31, 2012 and 2013 for indicators of impairment and determined that various product registration rights should be tested for impairment at each of the respective dates. Assumptions used in the calculation of recoverable amounts for the various product rights varied by product registration right. A summary of the significant assumptions used are as follows:

Product registration rights	Terminal growth rate	Pre-tax discount rate
January 1, 2012	1.9%–3.7%	11.7%–14.9%
December 31, 2012	3.2%–3.4%	14.3%–15.9%
December 31, 2013	2.8%–4.6%	13.8%–17.1%

These assumptions used in testing the intangible assets for impairment were management’s best estimates and were completed as part of its routine financial planning process, which is described above.

As part of the group’s initial adoption of IFRS, the group elected certain exemptions for business combinations resulting in their intangible assets being denominated in Japanese Yen. The cash flows from the CGUs are denominated in the local currencies, primarily Brazilian Real, USD, Euro and Japanese Yen. Accordingly, the impairment tests are impacted by and sensitive to exchange rate movements between the local currencies and the Japanese Yen.

The Group used the relief-from-royalty method to estimate the future cash flows generated by ownership of the underlying product registration as opposed to leasing it from a third party, as an approximation of value in use. Based on its analysis, the Group determined that the carrying value of certain product registration rights were in excess of their recoverable amounts and recorded impairment losses, in respect of continuing operations, of $218.0 million, $3.8 million and $47.8 million on January 1, 2012, December 31, 2012 and December 31, 2013, respectively. The impairment losses were generally due to either lower expectations for the overall profitability or the expected discontinuation of the underlying product. The impairment recorded on January 1, 2012 was allocated to Latin America, North America, Japan and Central/Eastern Europe, Africa and Western Europe, and China and South Asia as $20.1 million, $153.1 million, $13.2 million, $31.2 million, $0.4 million, respectively. The impairments of intangible assets recorded in 2013 were allocated to Latin America, North America, Japan and Central/Eastern Europe, Africa and Western Europe, and China and South Asia as $27.3 million, $3.3 million, $8.8 million, $7.0 million, $1.4

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

million, respectively. The charges recorded for the year ended December 31, 2013 are recorded within Other Operating Expense in the Consolidated Income Statement.

During the year ended December 31, 2012, the Group recorded a gain of $5.1 million on the partial reversal of an impairment loss recorded as of January 1, 2012 as the Group’s forecast determined increased opportunities for the underlying product, which was recorded within Other Operating Income in the Consolidated Income Statement. This reversal was allocated to the Latin American operating segment.

In the year ended December 31, 2012, apart from the impairment review described above, the Group recorded an impairment of $32.8 million associated with intangible assets and related property, plant and equipment resulting from its decision to discontinue its Midas business. See note 4.

The Group did not perform impairment tests of product registration rights where there were no indicators of impairment.

16. Financial Assets

Financial assets were as follows:

As of January 1, 2012

	Financial assets at FVTPL	Loans and receivables	Available-for-sale financial assets	Total
	(U.S. dollars in thousands)
Loan receivables	$—	$2,377	$—	$2,377
Interest receivables	—	337	—	337
Derivative assets	2,055	—	—	2,055

Current financial assets	$2,055	$2,714	$—	$4,769

Equity investments	$—	$—	$13,501	$13,501
Long-term loan receivables	—	5,519	—	5,519
Long-term derivative assets	42,715	—	—	42,715
Others	—	3,664	—	3,664

Non-current financial assets	$42,715	$9,183	$13,501	$65,399

As of December 31, 2012

	Financial assets at FVTPL	Loans and receivables	Available-for-sale financial assets	Total
	(U.S. dollars in thousands)
Loan receivables	$—	$635	$—	$635
Interest receivables	—	274	—	274
Derivative assets	2,045	—	—	2,045

Current financial assets	$2,045	$909	$—	$2,954

Equity investments	$—	$—	$15,289	$15,289
Long-term loan receivables	—	5,363	—	5,363
Long-term derivative assets	3,671	—	—	3,671
Others	—	1,109	—	1,109

Non-current financial assets	$3,671	$6,472	$15,289	$25,432

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2013

	Financial assets at FVTPL	Loans and receivables	Available-for-sale financial assets	Derivative hedging instruments	Total
	(U.S. dollars in thousands)
Loan receivables	$—	$695	$—	$—	$695
Interest receivables	—	256	—	—	256
Derivative assets	2,554	—	—	845	3,399

Current financial assets	$2,554	$951	$—	$845	$4,350

Equity investments	$—	$—	$14,886	$—	$14,886
Long-term loan receivables	—	1,526	—	—	1,526
Long-term derivative assets	—	—	—	6,466	6,466
Others	—	1,923	—	—	1,923

Non-current financial assets	$—	$3,449	$14,886	$6,466	$24,801

17. Trade and Other Payables

Trade and other payables were as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Notes payable	$8,657	$6,636	$9,475
Accounts payable	351,342	368,271	354,789
Income tax and other taxes payable	31,108	28,047	32,272

Total trade and other payables	$391,107	$402,954	$396,536

Trade and other payables are categorized as financial liabilities measured at amortized cost.

18. Other Liabilities

Other liabilities were as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Payroll accruals	$27,887	$27,824	$28,862
Rebate accruals	80,321	91,906	78,415
Other accruals(*)	39,216	36,741	54,429

Total other current liabilities	$147,424	$156,471	$161,706

Retirement benefits	$10,121	$9,952	$8,624
Held-for-sale liabilities	—	—	4,152
Other long-term liabilities(*)	57,067	48,519	44,906

Total other non-current liabilities	$67,188	$58,471	$57,682

(*)	Included in other accruals and other long-term liabilities are amounts resulting from the Group’s election to participate in a corporate tax settlement program established by Brazilian tax authorities, introduced by Decree No. 58.811/2012, during 2013. This program allows Brazilian federal tax obligations to be paid in predefined installments. In May 2013, the Group agreed to pay $13.2 million (BRL 26.4 million). The Group paid $1.7 million (BRL 4.1 million) initially and will pay the remaining amount over 120 monthly installments. As of December 31, 2013, the remaining outstanding balance was $10.8 million (BRL 25.5 million). As a result of this tax settlement program, the Group adjusted the relevant provision and the benefit was recorded in other financial income in the accompanying Consolidated Income Statement.

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In 2009, the Group elected to participate in another corporate tax settlement program established by Brazilian tax authorities, introduced by Law No.11,941/09 and Provisional Executive Order (MP) 470/09. Under these Programs, the Group agreed to pay $43.7 million (BRL 72.0 million) in 180 monthly installments. As of January 1, 2012, December 31, 2012 and December 31, 2013, the balance was $44.0 million (BRL 82.0 million), $38.8 million (BRL 79.6 million) and $32.5 million (BRL 76.9 million) respectively.

19. Debt and Other Financial Liabilities

Debt and other financial liabilities were as follows:

As of January 1, 2012

Debt is as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Short-term debt	$97,697	$60,772	$6,294
Current portion of long-term debt	98,842	89,045	11,500

Total short-term debt	196,539	149,817	17,794

Long-term debt	$1,610,850	$1,416,884	$1,589,649

Total debt	$1,807,389	$1,566,701	$1,607,443

All debt is categorized as a financial liability and measured at amortized cost.

As of January 1, 2012 and December 31, 2012, the Group had debt under a syndicate of various financial institutions consisting of both variable and fixed rate (the “Syndicate Loans”).

	Interest rates	January 1, 2012		December 31, 2012
		Nominal amount	Carrying amount	Nominal amount	Carrying amount
		(U.S. dollars in thousands)
Variable	LIBOR +2.25-2.75%	$1,411,774	$1,379,157	$1,157,594	$1,137,036
Fixed	14%	435,631	428,232	435,178	429,665

Total		$1,847,405	$1,807,389	$1,592,772	$1,566,701

The Syndicate Loans were denominated in multiple currencies including Japanese Yen, USD, Euro and other currencies and totaled $1.1 billion, $261.7 million, $146.1 million and, $14.9 million as of December 31, 2012. The Syndicate Loans matured on various dates from March 2015, but were fully repaid from the proceeds of the loans raised during the year ended December 31, 2013. The Syndicate Loans required the Group to maintain compliance with certain covenants, in the normal course of business including maintaining certain earnings to debt ratios, among others. As of December 31, 2012, the Group was in compliance with all such covenants. As of December 31, 2013, there were no amounts outstanding under these loans. The nominal interest rates applied for each loan as of January 1, 2012 and December 31, 2012, were stated in the “Interest rate” column, which were different from the effective interest rates.

In May 2013, the Group borrowed $1.64 billion under its First and Second Lien Credit and Guaranty Agreements (collectively its “First and Second Lien Term Loans”). The term loan under the Group’s First Lien Credit Facility of $1.15 billion (the “First Lien Term Loan”) was issued at discount to par at a price of 99.5% at LIBOR plus 3.5%, due May 2020, and the term loan under the Second Lien Credit Facility of $490.0 million (the “Second Lien Term Loan”) was issued at discount to par at a price of 99.0% at LIBOR plus 7.0%, due November 2020. The interest rates on the First and Second Lien Term Loans have minimum LIBOR rates of 1% and 1.25%, respectively. As of December 31, 2013, the interest rates were 4.5% and 8.25%, respectively. Additionally, a

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

revolving credit facility (“the Revolving Credit Facility”) with a capacity to borrow loans totaling $150.0 million was made available to the Group. The Group used the proceeds from the issuance of the First and Second Lien Term Loans primarily to repay loans existing at that time, as well as to fund general corporate purposes. As of December 31, 2013, the carrying amount of the First and Second Lien Term Loans were $1.1 billion and $478.4 million, respectively.

The First and Second Lien Term Loans require the Group to maintain compliance with certain covenants, including restrictions on dividend payments and the incurrence of additional debt. As of December 31, 2013, the Group was in compliance with all such covenants. Utilization of the Revolving Credit Facility would result in an additional financial covenant to maintain a specific net first lien debt-to-EBITDA ratio. To date the Revolving Credit Facility has not been utilized.

As disclosed in Note 23, the Group used interest rate swaps to mitigate interest rate risk in connection with its First and Second Lien Term Loans in 2013 and certain portion of its Syndicate Loans in 2012.

Loan commitments

Total commitment line and drawdown were as follows:

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Total commitment line	$260,020	$230,600	$150,000
Drawdown	92,307	46,120	—

Available for drawdown	$167,713	$184,480	$150,000

Other financial liabilities were as follows:

As of January 1, 2012

	Financial liabilities at FVTPL	Financial liabilities at amortized cost	Total
	(U.S. dollars in thousands)
Interest payable	$—	$57,571	$57,571
Derivative liabilities	1,495	—	1,495
Factoring and other financial liabilities	—	38,038	38,038

Total other current financial liabilities	$1,495	$95,609	$97,104

Derivative liabilities	12,633	—	12,633
Other long-term financial liabilities	—	952	952

Total other non-current financial liabilities	$12,633	$952	$13,585

As of December 31, 2012

	Financial liabilities at FVTPL	Financial liabilities at amortized cost	Total
	(U.S. dollars in thousands)
Interest payable	$—	$63,013	$63,013
Derivative liabilities	2,039	—	2,039
Factoring and other financial liabilities	—	80,118	80,118

Total other current financial liabilities	$2,039	$143,131	$145,170

Derivative liabilities	5,054	—	5,054
Other non-current financial liabilities	—	706	706

Total other non-current financial liabilities	$5,054	$706	$5,760

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2013

	Financial liabilities at FVTPL	Financial liabilities at amortized cost	Derivative hedging instruments	Total
	(U.S. dollars in thousands)
Interest payable	$—	$9,500	$—	$9,500
Derivative liabilities	2,619	—	5,885	8,504
Factoring and other financial liabilities	—	97,846	—	97,846

Total other current financial liabilities	$2,619	$107,346	$5,885	$115,850

Derivative liabilities	—	—	73	73
Other non-current financial liabilities	—	297	—	297

Total other non-current financial liabilities	$—	$297	$73	$370

20. Issued Capital and Reserves

	January 1, 2012	December 31, 2012	December 31, 2013
Ordinary shares issued and outstanding and fully paid with a par value of €1.00	1	1	1

Authorized shares with a par value of €1.00	100	100	100

Other Equity

(U.S. dollars in thousands)
January 1, 2012	$985,839
Capital contributions	79,940

December 31, 2012	1,065,779

December 31, 2013	$1,065,779

As of January 1, 2012, other equity consisted of $483.2 million of capital contributions from the Company’s immediate parent company, Nalozo S.á.r.l (“Nalozo”), which is ultimately controlled by the Permira Funds, and $502.6 million of convertible loans from Nalozo issued in various tranches, each of which having substantially identical terms. The convertible loans could have been settled at the Group’s option by delivering cash, by issuing shares or through other means and totaled $502.6 million and $582.5 million, as of January 1, 2012 and December 31, 2012, respectively. On May 24, 2013, Nalozo exchanged the convertible loans for an unconditional capital contribution for $582.5 million, which had no impact on the classification within the Consolidated Balance Sheet. The capital contribution was not made in return for any share capital nor for any additional rights.

Capital Structure Management

The aim of capital structure management is to maintain the financial flexibility needed to meet the liquidity and capital requirements of the Group’s growing businesses and to take advantage of strategic opportunities, primarily acquisitions, as they arise. The Group defines capital as its current and non-current debt along with its issued capital and other equity. The objectives of the Group’s financing policy are to secure liquidity, limit financial risks and optimize the cost of capital by means of an appropriate capital structure.

In May 2013, the Group borrowed $1.15 billion under the First Lien Term Loan at LIBOR plus 3.5% and $490.0 million under the Second Lien Term Loan at LIBOR plus 7.0%. The Group also has a Revolving Credit Facility with a capacity to borrow $150.0 million. The Group used the

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

proceeds from the issuance of the First and Second Lien Term Loans primarily to repay existing debt as well as to fund general corporate purposes.

The Group maintains credit grade ratings from external rating agencies to ensure it has access to capital markets to avail of strategic opportunities as they arise. Subsequent to year-end, the Group raised an additional $175.0 million debt, the proceeds of which were used primarily to pursue certain opportunities including the acquisition of the Laboratoires Goëmar group, a global manufacturer and supplier of biostimulants, biocontrol and innovative nutrition products.

As part of the Group’s interest rate risk management, as disclosed in note 23, the Group uses various derivative instruments including interest rate swaps to mitigate interest rate risk in connection with its First and Second Lien Term Loans.

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

21. Transactions and Agreements with Related Parties

The Company’s parent and all of its significant subsidiary undertakings are listed below.

Relationship	Company name	Location	Equity Interest
			January 1, 2012		December 31, 2012		December 31, 2013
Parent	Nalozo S.à r.l.(1)	Luxembourg	100.00	%(2)	100.00	%(2)	100.00	%(2)
Subsidiaries	Arysta LifeScience Corporation	Tokyo/Japan	100.00%		100.00%		100.00%
	Arysta LifeScience U.K. USD Limited	London/U.K.	—		—		100.00%
	Arysta LifeScience Vietnam Co., Ltd.	Ho Chi Minh/Vietnam	100.00%		100.00%		100.00%
	Arysta LifeScience North America LLC.	North Carolina/USA	100.00%		100.00%		100.00%
	Arysta LifeScience Canada, Inc.	Vancouver/British Columbia	100.00%		100.00%		100.00%
	Arysta LifeScience Mexico S.A.de C.V	Distrito Federal/Mexico	100.00%		100.00%		100.00%
	Arysta LifeScience SPC, LLC	Delaware/USA	—		—		100.00%
	Arysta LifeScience (Mauritius) Limited	Ebene/Mauritius	100.00%		100.00%		100.00%
	Arysta LifeScience South Africa (Pty) Limited	La Lucia/South Africa	100.00%		100.00%		100.00%
	Volcano Agroscience (Pty) Ltd.	La Lucia/South Africa	100.00%		100.00%		100.00%
	Arysta LifeScience Asia Pte. Ltd.	Singapore	100.00%		100.00%		100.00%
	Arysta LifeScience (Shanghai) Co. Ltd.	Shanghai/China	100.00%		100.00%		100.00%
	Devidayal (Sales) Ltd.	Gujarat/India	100.00%		100.00%		100.00%
	Arysta LifeScience S.A.S.	Nogueres/France	100.00%		100.00%		100.00%
	Arysta LifeScience do Brasil Industria Química e Agropecuária Ltda.	São Paulo/Brazil	84.82%		84.82%		84.82%
	Arysta LifeScience Chile S.A.	Santiago/Chile	100.00%		100.00%		100.00%
	Grupo Bioquimico Mexicano, S.A. de C.V.	Saltillo/Mexico	100.00%		100.00%		100.00%
	Arysta LifeScience Colombia S.A.	Bogota/Colombia	90.02%		90.02%		90.02%
	Arysta LifeScience Argentina S.A.	Buenos Aires/Argentina	100.00%		100.00%		100.00%
	Arysta Health & Nutrition Sciences Corp.	Tokyo/Japan	100.00%		100.00%		100.00%
	Arysta LifeScience America Inc.	New York/USA	100.00%		100.00%		100.00%
	Arysta LifeScience Europe S.A.S.	Villebon sur Yvette/France	100.00%		100.00%		100.00%
	Arysta LifeScience Paraguay S.R.L.	Asuncion/Paraguay	66.67%		66.67%		66.67%

(1)	The ultimate controlling parties are Permira IV L.P. 1, Permira IV L.P. 2, Permira Investments Limited and P4 Co-Investment L.P. (collectively “Permira Funds”), see note 1.

(2)	Represents Nazolo’s investment in the Company.

In addition to the above, the financial statements of 93 subsidiaries are included in the consolidated financial statements as of and for the year ended December 31, 2013.

The Group’s subsidiaries based in the United Kingdom are registered at the Companies House, an executive agency of the Department for Business, Innovation and Skills (BIS) (the “Companies House”). The Group has availed itself of the exemption under section 479A of the Companies Act 2006 (the “Companies Act”) allowing it to file unaudited individual financial statements for Arysta LifeScience Global Limited (08544740), Arysta LifeScience U.K. Limited (06753741), Arysta LifeScience U.K. Holdings Limited (08532536), Arysta LifeScience U.K. USD Limited (08536902), Arysta LifeScience U.K. EUR Limited (08536900), Arysta LifeScience U.K. JPY Limited (08536901) and Arysta LifeScience U.K. CAD Limited (08536897).

The Group has availed itself of the exemption, under section 394A of the Companies Act, from the general requirement to file individual financial statements with the Companies House for Arysta LifeScience BRL Limited (08672867) and Arysta LifeScience UK USD-2 Limited (08672903).

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Executive Compensation

	Years ended December 31,
	2012	2013
	(U.S. dollars in thousands)
Short-term employee benefits	$9,603	$9,012
Post-employment pension and medical benefits	254	235

Total	$9,857	$9,247

Transactions with Controlling Party

The Group offers a Management Executive Plan for its senior employees (the “MEP Plan”) that grants units (the “units”) in Nalozo MIV L.P., an entity which owns approximately 24% of the limited partnership interests of Nalozo S.a`.r.l., the Company’s immediate parent. The units do not represent a significant portion of the equity of the Group and substantially all of the units were granted prior to January 1, 2012.

Under the terms of the MEP Plan, the units generally vest ratably over five years. The units’ value depends on achieving certain contingencies including but not limited to, an initial public offering or other share sale that exceeds a minimum valuation target. As required by IFRS 2, Share based Payments, the units are treated as equity-settled share based payments in the Group’s financial statements as the obligation to settle the units, in cash, when the vesting criteria are met resides with entities other than Arysta LifeScience Limited and controlled by the Permira Funds. The valuation of the units at the grant date, net of the initial investment by the participants were determined to be insignificant. If the vesting criteria are met by achieving an initial public offering, the units will be settled, in cash, by the entities controlled by The Permira Funds, and consequently no additional compensation costs in excess of its grant date valuation will be recorded by the Group.

The Group has a consulting agreement with the Permira Funds for management support services. The Group has remitted $2.0 million for the year ended December 31, 2013 (2012: $2.0 million). There were no amounts outstanding as of December 31, 2012 and 2013.

During the year ended December 31, 2012, the Group received capital contributions from its immediate parent company, Nalozo, which is ultimately controlled by the Permira Funds of $79.9 million. As of December 31, 2013, the Group had received capital contributions of $1.1 billion since being acquired by the Permira Funds in 2008. See note 20.

Dr. Christopher Richards, a current director of the Company, was paid $0.1 million in March 2014, for consulting services performed during the year ended December 31, 2013 (2012: nil).

On June 5, 2014, Arysta LifeScience Global Services (“ALSGS”), a subsidiary in the Group sold certain non-voting shares and an obligation to repurchase the shares to an investment vehicle beneficially owned by Jean-Pierre Princen, Chief Executive Officer of Laboratoires Goemar for $4.1 million. These non-voting shares will be repurchased, at prices specified in the agreement, by ALSGS upon certain triggering events including but not limited to a change of control including an Initial Public Offering, and achieving certain benchmarks of EBITDA growth of the Goemar group of companies. The Company will record the non-voting shares and the related options as a liability in its Consolidated Balance Sheet following this transaction and these liabilities will be measured at amortized cost.

22. Commitments and Contingencies

Operating Leases

Fixed-term, non-cancellable operating lease commitments totaled $16.8 million as of December 31, 2013, (2012: $17.0 million) of which $5.9 million was due within one year (2012: $5.8 million), and $10.8 million was due within one and five years (2012: $11.0 million) and $0.1 million thereafter (2012: $0.2 million). Operating lease payments relate to leases of buildings and office equipment.

Purchase Commitments

The Group had non-cancelable purchase commitments of $12.5 million of which $3.3 million was due within one year, $9.2 million was due within one to five years. Purchase commitments are generally purchase agreements on inventory related goods that are enforceable and legally binding on the Group and that specify all significant terms, including fixed or minimum quantities to be purchased and the approximate timing of the transaction. Purchase commitments exclude agreements that are cancellable without penalty. Purchase obligations also exclude open purchase orders that are routine arrangements entered into in the ordinary course of business, as they are difficult to quantify in a meaningful way.

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Litigation and Other

The Group is subject to extensive regional, national and local laws, regulations, rules, and ordinances relating to pollution, protection of the environment, and the generation, storage, handling, transportation, treatment, disposal, and remediation of hazardous substances and waste materials. In the ordinary course of business, the Group is subject to frequent environmental inspections and monitoring by governmental enforcement authorities. In addition, our formulation and packaging facilities require operating permits that are subject to renewal, modification, and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on operations, substantial fines, and civil or criminal sanctions.

Litigation is inherently unpredictable and the Group believes it has valid defenses with respect to legal matters pending against it.

Even though, the Group’s cash flows or results of operations could be materially affected in any particular period by the resolution of one or more of these contingencies, these risks and legal claims were not expected to result in any material expense as of December 31, 2012 and 2013.

23. Financial Instruments

Financial Risk Management Objectives and Policies

Policy for Financial Risk Management

The Group operates a financial risk management framework, approved by the Board of Directors. This framework provides guidance over all treasury and finance related matters, and is supported by delegated authority guidelines and other procedures in place across the Group. The Group monitors financial risk with a goal of limiting fluctuations in reported earnings and cash flows from these risks and providing economic protection against cost increases.

The Group raises funds to fund acquisitions and capital investment and other corporate needs, mainly through debt from financial institutions and banks. The Group limits its fund management only to short-term deposits and uses derivatives for the purpose of reducing the fluctuation risk relating to foreign currency exchange rates and interest rates, and does not enter into derivative transactions for speculative purposes.

Details of Financial Instruments and Related Risks

The Group is exposed to credit risk in relation to customers in respect of notes receivable and trade receivables. Notes receivable and trade receivables denominated in foreign currencies, which arise from the Group’s global operations, are exposed to exchange rate fluctuation risk.

Notes payable and accounts payable have a range of payment due dates and are generally due within one year. Those denominated in foreign currencies are exposed to foreign currency exchange risk. Short-term debt is taken out principally for the purpose of operating activities. The Group’s long- term debt is mainly utilized for business combinations and capital investment. Certain agreements relating to short-term debt, current portion of long-term debt and long-term debt include financial covenants as disclosed in Note 19.

The Group enters into forward foreign currency exchange contracts and currency option contracts to hedge the market risk of adverse fluctuations in foreign currency exchange rates inherent in holding foreign currency denominated assets and liabilities. The Group has employed various techniques to manage its interest rate risks and has entered into interest rate swap contracts and interest cap contracts to reduce the interest rate fluctuation risk of debt.

Risk Management of Financial Instruments

The Group conducts business activities with counterparties around the world, and thus is subject to the effects of credit risk, liquidity risk, and market risk (the risk arising from fluctuations in foreign currency exchange rates, interest rates, and others) described below. Financial instruments are, however, well diversified in the counterparties’ geographical locations, avoiding particular concentration of these risks. The Group evaluates these risks through monitoring on a regular basis.

Credit Risk

1) Overview of Credit Risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. Financial assets held by the Group are

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

mainly trade receivables. These are exposed to credit risk associated with respective customers or counterparties.

2) Management of Credit Risk

In accordance with the internal regulations, the Group periodically monitors due dates and outstanding balances of each customer. Customer credit risk is managed by each entity subject to the Group’s established policies, procedures and controls relating to customer credit risk management. In addition, the Group attempts to identify and mitigate the risk of bad debts from customers in financial difficulty.

3) Exposure to Credit Risk

The exposure after provision, as detailed in the table below, represents the maximum exposure to credit risk without taking into account the collateral held or any other credit enhancements. In certain instances the Group obtains collateral and other security for its trade receivables to limit is credit exposure. As of January 1, 2012, December 31, 2012 and December 31, 2013, the Group had $43.9 million, $49.3 million, and $54.2 million of collateral.

As of January 1, 2012

	Classification by creditworthiness
	Not impaired		Impaired assets	Total exposure	Provision for doubtful accounts	Exposure after provision
	Assets not past due	Assets past due
	(U.S. dollars in thousands)
Trade receivables	$482,481	$107,572	$109,456	$699,509	$(81,509)	$618,000
Notes receivables	18,556	—	—	18,556	—	18,556
Short-term deposits	7,246	—	—	7,246	—	7,246
Loan receivables	5,287	2,609	—	7,896	—	7,896
Derivative assets	44,770	—	—	44,770	—	44,770
Interest receivables	27	310	—	337	—	337
Other financial assets	3,664	—	—	3,664	—	3,664

Total	$562,031	$110,491	$109,456	$781,978	$(81,509)	$700,469

As of December 31, 2012

	Classification by creditworthiness
	Not impaired		Impaired assets	Total exposure	Provision for doubtful accounts	Exposure after provision
	Assets not past due	Assets past due
	(U.S. dollars in thousands)
Trade receivables	$590,291	$83,819	$96,098	$770,208	$(83,255)	$686,953
Notes receivables	11,142	—	—	11,142	—	11,142
Short-term deposits	1,048	—	—	1,048	—	1,048
Loan receivables	1,547	4,451	—	5,998	—	5,998
Derivative assets	5,716	—	—	5,716	—	5,716
Interest receivables	32	242	—	274	—	274
Other financial assets	1,109	—	—	1,109	—	1,109

Total	$610,885	$88,512	$96,098	$795,495	$(83,255)	$712,240

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2013

	Classification by creditworthiness
	Not impaired		Impaired assets	Total exposure	Provision for doubtful accounts	Exposure after provision
	Assets not past due	Assets past due
	(U.S. dollars in thousands)
Trade receivables	$547,451	$103,651	$91,622	$742,724	$(66,578)	$676,146
Notes receivables	16,013	—	—	16,013	—	16,013
Short-term deposits	11,938	—	—	11,938	—	11,938
Loan receivables	852	1,369	—	2,221	—	2,221
Derivative assets	9,865	—	—	9,865	—	9,865
Interest receivables	4	252	—	256	—	256
Other financial assets	1,923	—	—	1,923	—	1,923

Total	$588,046	$105,272	$91,622	$784,940	$(66,578)	$718,362

Aging Analysis of Past Due but not Impaired Financial Assets

In this aging analysis, amounts of financial assets for which the payment is overdue or the payment has not been made since the contractual due dates are stated by length of overdue period from due dates to the end of the year. The financial assets below have collective impairment provisions set aside to cover estimated credit losses.

The ages of financial assets as of January 1, 2012, December 31, 2012 and December 31, 2013 that were past due, but not impaired, were as follows:

As of January 1, 2012

	Amounts past due
	Up to 3 months	3 to 6 months	6 to 12 months	More than 1 year
	(U.S. dollars in thousands)
Trade receivables	$64,876	$12,249	$15,652	$14,795
Long-term loan receivables	26	16	43	2,524
Interest receivables	—	2	1	307

Total	$64,902	$12,267	$15,696	$17,626

As of December 31, 2012

	Amounts past due
	Up to 3 months	3 to 6 months	6 to 12 months	More than 1 year
	(U.S. dollars in thousands)
Trade receivables	$46,451	$15,862	$6,832	$14,674
Long-term loan receivables	16	7	36	4,392
Interest receivables	—	—	—	242

Total	$46,467	$15,869	$6,868	$19,308

As of December 31, 2013

	Amounts past due
	Up to 3 months	3 to 6 months	6 to 12 months	More than 1 year
	(U.S. dollars in thousands)
Trade receivables	$50,983	$16,985	$12,428	$23,255
Long-term loan receivables	25	—	81	1,263
Interest receivables	—	—	—	252

Total	$51,008	$16,985	$12,509	$24,770

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Liquidity Risk

1) Outline of Liquidity Risk

Liquidity risk arises from the difficulty in raising funds to meet payment obligations when they fall due. The Group’s primary liquidity risk arises from the future repayment of its debt.

2) Management of Liquidity Risk

Based on the Group’s internal regulations, the persons responsible for cash flow management consistently monitor the Group’s cash flow status, prepare and update the Group’s financial plans on a timely basis and ensure stable liquidity in order to manage liquidity risk.

3) Exposure to Liquidity Risk

The table below summarizes the maturity profile for the Group’s financial liabilities based on the contractual undiscounted payments.

As of January 1, 2012

	Amounts due
	1 year or less	From 1 to 5 years	Total
	(U.S. dollars in thousands)
Debt	$196,539	$1,650,866	$1,847,405
Notes payable	8,657	—	8,657
Accounts payable	351,342	—	351,342
Interest payable	57,571	—	57,571
Derivative liabilities	1,495	12,633	14,128

Total	$615,604	$1,663,499	$2,279,103

As of December 31, 2012

	Amounts due
	1 year or less	From 1 to 5 years	Total
	(U.S. dollars in thousands)
Debt	$149,817	$1,442,955	$1,592,772
Notes payable	6,636	—	6,636
Accounts payable	368,271	—	368,271
Interest payable	63,013	—	63,013
Derivative liabilities	2,039	5,054	7,093

Total	$589,776	$1,448,009	$2,037,785

As of December 31, 2013

	Amounts due
	1 year or less	From 1 to 5 years	From 5 to 10 years	Total
	(U.S. dollars in thousands)
Debt	$17,794	$46,097	$1,576,750	$1,640,641
Notes payable	9,475	—	—	9,475
Accounts payable	354,789	—	—	354,789
Interest payable	9,500	—	—	9,500
Derivative liabilities	8,504	73	—	8,577

Total	$400,062	$46,170	$1,576,750	$2,022,982

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Market Risk

1) Outline of Market Risk

The Group’s activities are exposed mainly to risks associated with changes in economic environments and financial market environments. Risks associated with changes in financial market environments are specifically: 1) foreign currency exchange rate risk, and 2) interest rate risk.

Foreign currency exchange rate risk from financial instruments results from the translation at the closing rate of trade receivables, trade payables and other financial instruments denominated in foreign currencies into the functional currency of the respective subsidiaries.

Interest rate risk results from changes in prevailing market interest rates, which can cause a change in the interest payments of floating rate financial instruments.

2) Management of Market Risk

In order to reduce the foreign currency exchange rate risk arising from trade receivables, trade payables and other financial instruments denominated in foreign currencies, the Group enters into forward foreign exchange contracts and currency option contracts. The Group uses various methods for managing its market risk and has entered into interest rate swap contracts and interest cap contracts to reduce interest rate risk of debt.

In conducting and managing derivative transactions, the Group enters into derivative transactions in accordance with internal policies, which set authorization levels and limits on transaction volumes.

Foreign Currency Exchange Rate Risk

Foreign currency exchange rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign currency exchange rates. The Group conducts transactions in a variety of currencies and is subject to the effects of exchange rate risks associated with business activities conducted in foreign currencies. In order to hedge the risks associated with business activities, such as the risk of changes in cash flows of foreign currency denominated trade receivables and payables, the Group enters into forward foreign exchange contracts, currency swap contracts to mitigate these risks associated with exchange rate fluctuations.

Sensitivity Analysis of Foreign Currency Exchange Rate Risk

The Group’s sales are denominated in various currencies, primarily U.S. dollars, Japanese Yen, Euro and Brazilian Real. Consequently, sales are impacted by the various currency movements when compared to the U.S. dollar. Operating income is generally negatively impacted by a stronger U.S. dollar as reductions in U.S. dollar-reported sales are not offset completely by costs denominated in local currencies, as a significant portion of the Group’s purchases are in U.S. dollars.

A 10% appreciation of the U.S. dollar against the Euro and Japanese Yen, after accounting for any currency hedges in place before tax effect adjustments, would have the following impact on income before tax.

	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Income (loss) before tax
Euro	$(391)	$(415)
Japanese Yen	344	(127,297	)(1)

(1)	Subsequent to year end, as part of a reorganization, certain intercompany loans have been classified as net investments as no repayment is planned in the foreseeable future and any future

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

foreign currency impacts will be recorded in other comprehensive income. Excluding the impact of these reorganized intercompany loans, the impact of a 10% appreciation of the U.S. dollar as of December 31, 2013 would have been net gains of approximately $0.2 million.

Conversely, a 10% depreciation of the U.S. dollar would result in the opposite impact on income before tax.

Interest Rate Risk

Interest rate risk is the risk that the future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group, as a result of procuring debt at floating interest rates, is subject to the effects of changes in future cash flows of financial instruments caused by the fluctuation of market interest rates despite the Group interest rate swap contracts and other agreements to mitigate interest rate risks.

Sensitivity Analysis of Interest Rate Risk

In regards to financial instruments held by the Group as of the end of the fiscal year, the following table shows the amount affecting income before tax, as reported in the consolidated financial statements, in the case that the interest rate increases or decreases by 1%. The Group calculated the impact of changing interest rates including calculating any potential offsetting amounts from relevant hedging instruments. Such analysis is based on the assumption that other factors remain constant.

	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Income (loss) before tax
+1%	$(4,890)	$(4,099)
-1%	9,702	—

The interest rates on the First and Second Lien Term Loans have a minimum LIBOR rate of 1% and 1.25%, respectively. As of December 31, 2013, any declines in LIBOR would not reduce the amount of interest charged as LIBOR was below the respective minimum amounts.

3) Fair Value

The following tables show the carrying amounts and fair values of financial assets and liabilities by classes of financial instruments as of January 1, 2012, December 31, 2012, December 31, 2013, respectively. The inputs used in the fair value measurement are categorized into three levels based upon the observability of the inputs in markets.

Definition of Each Level of Fair Value Hierarchy

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group can assess at the measurement date
Level 2:	Inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly
Level 3:	Unobservable inputs for the assets or liabilities

Carrying amounts and fair value of financial instruments as of January 1, 2012

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Carrying amount	Fair value	Fair value hierarchy
			Level 1	Level 2	Level 3
	(U.S. dollars in thousands)
Long-term loan receivables	$5,519	$5,519	$—	$5,519	$—
Equity investments	13,501	13,501	1,101	28	12,372
Derivative assets	44,770	44,770	—	44,770	—
Long-term other financial assets	3,664	3,664	—	3,664	—

Total financial assets	$67,454	$67,454	$1,101	$53,981	$12,372

Long-term debt	$1,610,850	$1,679,321	$—	$1,679,321	$—
Derivative liabilities	14,128	14,128	—	14,128	—
Other long-term financial liabilities	952	952	—	952	—

Total financial liabilities	$1,625,930	$1,694,401	$—	$1,694,401	$—

Carrying amounts and fair value of financial instruments as of December 31, 2012

	Carrying amount	Fair value	Fair value hierarchy
			Level 1	Level 2	Level 3
	(U.S. dollars in thousands)
Long-term loan receivables	$5,363	$5,363	$—	$5,363	$—
Equity investments	15,289	15,289	973	31	14,285
Derivative assets	5,716	5,716	—	5,716	—
Long-term other financial assets	1,109	1,109	—	1,109	—

Total financial assets	$27,477	$27,477	$973	$12,219	$14,285

Long-term debt	$1,416,884	$1,471,527	$—	$1,471,527	$—
Derivative liabilities	7,093	7,093	—	7,093	—
Other long-term financial liabilities	706	706	—	706	—

Total financial liabilities	$1,424,683	$1,479,326	$—	$1,479,326	$—

Carrying amounts and fair value of financial instruments as of December 31, 2013

	Carrying amount	Fair value	Fair value hierarchy
			Level 1	Level 2	Level 3
	(U.S. dollars in thousands)
Long-term loan receivables	$1,526	$1,526	$—	$1,526	$—
Equity investments	14,886	14,886	1,026	29	13,831
Derivative assets	9,865	9,865	—	9,865	—
Long-term other financial assets	1,923	1,923	—	1,923	—

Total financial assets	$28,200	$28,200	$1,026	$13,343	$13,831

Long-term debt	$1,589,649	$1,589,649	$—	$1,589,649	$—
Derivative liabilities	8,577	8,577	—	8,577	—
Other long-term financial liabilities	297	297	—	297	—

Total financial liabilities	$1,598,523	$1,598,523	$—	$1,598,523	$—

The carrying amounts of short-term financial instruments such as trade receivables, loan receivables and trade payables approximate the estimated fair values, and consequently are not included in the table above.

During the years ended December 31, 2012 and 2013, there were no transfers between Level 1 and Level 2 fair value measurements, and no transfers into and out of the Level 3 fair value measurement.

Movements in equity investments within Level 3 were as follows:

(U.S. dollars in thousands)	Equity Investments
January 1, 2012	$12,372
Purchases	2,457
Sales	(20)
Gains or losses recognized in OCI	884
Foreign exchange translation	(1,408)
December 31, 2012	$14,285
Purchases	-
Sales	-
Gains or losses recognized in OCI	1,950
Foreign exchange translation	(2,404)
December 31, 2013	$13,831

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Measurement of Fair Value

Assets

(1) Loan receivables

The fair value of long-term loans included in loan receivables is measured at the present value calculated by discounting each portion of receivables as sorted into certain periods, for the corresponding remaining maturity, using the interest rate with credit risk taken into consideration.

(2) Equity investments

The fair value of listed shares is measured on the basis of quoted prices at the end of year.

The fair value of investments in unlisted shares is estimated using discounted future cash flows method, price comparison method, based on the prices of similar type of stocks and other valuation methods. The valuation requires management to make certain assumptions about the model inputs, including forecast cash flows, the discount rate, credit risk and volatility. The probabilities of the various estimates within the range can be reasonably assessed and are used in management's estimate of fair value for these unlisted equity investments.

For equity investments classified as level 3, no significant changes in fair value are expected to occur as a result of changing unobservable inputs to other alternative assumptions that are considered reasonable.

Liabilities

(1) Debt

The fair value of debt is measured at present value calculated by discounting each future payment using the appropriate discount rate, which considers both the interest rate and the credit risk.

Derivative Assets and Liabilities

(1) Currency related derivatives

The fair value of currency related derivatives is mainly measured at the end of year based on the forward exchange rates.

(2) Interest rate related derivatives

The fair value of interest rate related derivatives is mainly measured at the present value calculated by discounting future cash flows by applying the appropriate rate at the end of each year.

4) Derivatives and Hedge Accounting

Derivative Assets and Liabilities

The fair value and notional amount of derivatives qualifying as cash flow hedges and derivatives not qualifying for hedge accounting were as follows:

Derivatives qualifying for hedge accounting

	December 31, 2013
	Notional amount	Fair value
		Assets	Liabilities
	(U.S. dollars in thousands)
Cash flow hedges
Interest rate swap	$1,230,000	$5,655	$5,439
Forwards	22,289	399	492
Cross currency swap	300,000	1,257	27

Total	$1,552,289	$7,311	$5,958

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Group had no derivative investments that qualified for hedge accounting for the year ended December 31, 2012.

Derivatives not qualifying for hedge accounting

	January 1, 2012			December 31, 2012			December 31, 2013
	Notional amount	Fair value		Notional amount	Fair value		Notional amount	Fair value
		Assets	Liabilities		Assets	Liabilities		Assets	Liabilities
	(U.S. dollars in thousands)
Currency derivatives
Forwards	$1,033,819	$2,055	$1,495	$1,464,420	$2,045	$2,039	$81,904	$2,554	$2,619
Currency options	928,271	41,922	—	830,160	1,690	—	—	—	—

Interest rate derivatives
Interest rate swap	1,019,714	793	12,633	1,019,359	—	5,054	—	—	—
Interest rate caps	217,693	—	—	219	1,981	—	—	—	—

Total	$3,199,497	$44,770	$14,128	$3,314,158	$5,716	$7,093	$81,904	$2,554	$2,619

Hedge Accounting

A cash flow hedge is a hedge of exposure to fluctuations in cash flows attributable to a particular risk associated with a recognized asset or liability, firm commitment or highly probable forecast transaction and could affect net income (loss). The Group designates interest rate swap contracts as hedging instruments to hedge the risk of fluctuations of cash flows relating to floating rate debt and designates forward exchange transactions as hedging instruments to hedge the risk of fluctuations of cash flows concerning firm commitments or highly probable forecast transactions in foreign currencies.

There were no significant amounts recognized in net income (loss) relating to the ineffective portion of hedges or portions excluded from the assessment of hedge effectiveness.

The maximum period of exposure to cash flow risk, where cash flow hedge accounting is applied, is within 45 months, and the loss on valuation of derivatives that is expected to be realized within 12 months from December 31, 2013 is approximately $5.0 million.

The amounts of cash flow hedges reclassified from Other Comprehensive Income into net gains (losses) included in “Financial Expense” in the Consolidated Income Statement were nil and $(1.7) million for the years ended December 31, 2012 and 2013.

Offsetting

As disclosed in the table below, the Group has financial assets and liabilities that are subject to enforceable master netting arrangements with the same counterparties. However, these financial assets and liabilities do not meet the criteria for offsetting financial assets and financial liabilities and are shown separately in the Consolidated Balance Sheet.

As of January 1, 2012

	Gross	Amounts under master netting agreement	Net
	(U.S. dollars in thousands)
Derivative assets	$44,770	$(439)	$44,331
Derivative liabilities	14,128	(439)	13,689

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2012

	Gross	Amounts under master netting agreement	Net
	(U.S. dollars in thousands)
Derivative assets	$5,716	$(2,269)	$3,447
Derivative liabilities	7,093	(2,269)	4,824

As of December 31, 2013

	Gross	Amounts under master netting agreement	Net
	(U.S. dollars in thousands)
Derivative assets	$9,865	$(5,534)	$4,331
Derivative liabilities	8,577	(5,534)	3,043

The set-off rights on financial instruments that do not generally meet some or all of the offsetting criteria for offsetting financial assets and financial liabilities become enforceable only under special circumstances, such as when the counterparty can no longer fulfill its obligations due to bankruptcy and other reasons.

5) Pledged Assets

The following assets were pledged as collateral for the Group’s obligations.

	January 1, 2012	December 31, 2012	December 31, 2013
	(U.S. dollars in thousands)
Cash and cash equivalents	$24,842	$29,489	$75,369
Trade and other receivables	117,073	161,767	75,240
Inventories	48,783	38,500	43,024
Property, and plant and equipment	21,468	16,161	7,061
Product registration rights	451,586	379,421	303,457
Other intangible assets	4,274	4,331	3,060
Other non-current assets	1,135	1,297	1,802

Total	$669,161	$630,966	$509,013

24. Subsequent Events

On March 25, 2014, the Group acquired 100% of the Laboratoires Goëmar group, a global manufacturer and supplier of biostimulants, biocontrol and innovative nutrition for plants based in Saint Malo, France. The Group will combine the Laboratoires Goëmar product portfolio, which includes Physio ActivatorTM and Natural Defense technologiesTM, with the Group’s existing BioSolution products increasing the distribution of Laboratoires Goëmar products.

The information related to the accounting for this business combination, such as the acquisition date fair value for assets acquired and liabilities assumed, including goodwill has not been disclosed because the initial accounting for this acquisition, including the determination of the acquisition date fair value of the assets acquired and the liabilities assumed has not been completed as of the issuance date of the consolidated financial statements.

On March 24, 2014, the Group borrowed $175 million to fund the acquisition of the Goëmar companies and for general corporate purposes.

On September 8 2014, the Company declared a dividend of €230,000 ($311,007) to its shareholder.

25. First-time Adoption of IFRS

As disclosed in note 1, the Group was originally created through the merger of the agrochemical interests of two Japanese trading companies, Tomen Corporation and Nichimen

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Corporation, in February 2001. Historically, the Company’s operations and business were primarily conducted through its wholly owned subsidiary, Arysta Corporation. These financial statements for the years ended December 31, 2012 and 2013 are the first the Group has prepared in accordance with IFRS. The opening Consolidated Balance Sheet was prepared as of January 1, 2012, the date of transition to IFRS.

Prior to the year ended December 31, 2013, the Company had prepared unconsolidated financial statements in accordance with Irish GAAP and Arysta Corporation, its wholly owned subsidiary, prepared consolidated financial statements in accordance with JGAAP. The Group prepared consolidated financial statements under JGAAP for the year ended December 31, 2013. Accordingly, the previous GAAP for the purpose of these consolidated financial statements is considered to be JGAAP and as the consolidated financial statements of ALSC in JGAAP represented substantially all of the Group’s activity and were regularly provided to its shareholder, lenders and similar stakeholders. A reconciliation from JGAAP to IFRS is presented below.

IFRS 1, First-time Adoption of International Financial Reporting Standards, in principle, requires a company adopting IFRS for the first time (hereinafter referred to as “First-time Adopter”) to retrospectively apply as of the transition date the standards in force as of the end of the first IFRS reporting period, December 31, 2013, except where IFRS 1 prohibits the retrospective application of certain standards (mandatory exceptions in accordance with IFRS 1). Meanwhile, voluntary exemptions from full retrospective application are allowed for certain standards (exemptions in accordance with IFRS 1). The adjustments as a result of the initial application of IFRS are recognized directly through retained earnings and other components of equity at the date of transition to IFRS.

Exemptions in Accordance with IFRS 1

The Group has mainly applied the following exemptions from retrospective application on transition to IFRS from JGAAP.

Business Combinations

A First-time Adopter may elect not to retrospectively apply IFRS 3 to business combinations that occurred before the date of transition to IFRS. The Group, on the basis of this exemption, elected not to retrospectively apply IFRS 3 to business combinations that occurred before the date of transition to IFRS. The Group also elected not to apply IAS 21, The Effects of Changes in Foreign Exchange Rates, retrospectively to fair value adjustments and goodwill arising on business combinations. Consequently, business combinations, including goodwill, which occurred before the date of transition to IFRS were not restated from the carrying value previously determined in accordance with JGAAP. The Group performed an impairment test on goodwill at the date of transition to IFRS regardless of whether there was an indication that the goodwill may be impaired.

Foreign Currency Translation Adjustments

Under IFRS 1, the Group may elect to deem the cumulative translation differences for all foreign operations to be zero at the date of transition to IFRS. The Group has elected to deem the cumulative translation differences for all foreign operations to be zero at the date of transition to IFRS.

Mandatory Exceptions in Accordance with IFRS 1

In accordance with IFRS 1, retrospective application of IFRS is prohibited in respect of estimates. Derecognition of financial assets and financial liabilities can only be applied retrospectively if the related information is available. The Group has applied the requirements of IFRS on “estimates” prospectively from the date of transition to IFRS and on “derecognition of financial assets and financial liabilities” retrospectively as the related information was available.

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reconciliation of JGAAP to IFRS

The following reconciliations and the related notes present the main impacts of the transition from JGAAP to IFRS, on the Consolidated Income Statement, Consolidated Statement of Comprehensive Income, Consolidated Balance Sheet and Consolidated Statement of Cash Flows. The column “JGAAP” indicates balances of the Consolidated Income Statement, and Consolidated Balance Sheet in accordance with JGAAP. These balances were reclassified, as appropriate, to conform with the presentation of the consolidated financial statements in accordance with IFRS. Such reclassifications do not impact total assets, total liabilities, total net assets nor net income (loss).

 Reconciliation of the Consolidated Balance Sheet as of January 1, 2012

	Notes	JGAAP	Transition impact	IFRS
		(U.S. dollars in thousands)
Assets
Current assets
Cash and cash equivalents		$102,923	$101	$103,024
Trade and other receivables	A	651,707	27,970	679,677
Inventories		258,644	2,071	260,715
Current financial assets		5,032	(263)	4,769
Other current assets	B	61,451	(10,372)	51,079
Deferred tax assets	C	26,422	(26,422)	—

Total current assets		1,106,179	(6,915)	1,099,264

Non-current assets
Property, plant and equipment		81,669	(1,757)	79,912
Goodwill and intangible assets	D	2,260,953	(458,700)	1,802,253
Deferred tax assets	C	39,629	30,758	70,387
Non-current financial assets		69,499	(4,100)	65,399
Other non-current assets	B	46,152	(34,199)	11,953

Total non-current assets		2,497,902	(467,998)	2,029,904

Total assets		$3,604,081	$(474,913)	$3,129,168

	Notes	JGAAP	Transition impact	IFRS
		(U.S. dollars in thousands)
Liabilities and equity
Current liabilities
Trade and other payables		$387,342	$3,765	$391,107
Short-term debt		195,923	616	196,539
Other current financial liabilities	A	60,419	36,685	97,104
Other current liabilities	A	135,426	11,998	147,424
Deferred tax liabilities	C	33,643	(33,643)	—

Total current liabilities		812,753	19,421	832,174

Non-current liabilities
Long-term debt	B	1,650,867	(40,017)	1,610,850
Other non-current financial liabilities		13,585	0	13,585
Deferred tax liabilities	C	307,986	(162,912)	145,074
Other non-current liabilities	E	573,393	(506,205)	67,188

Total non-current liabilities		2,545,831	(709,134)	1,836,697

Total liabilities		$3,358,584	$(689,713)	$2,668,871

Shareholder’s Equity
Issued capital		—	—	—
Other shareholder’s equity	F	221,820	222,910	444,730

Equity of ALS shareholder		221,820	222,910	444,730
Non-controlling interests		23,677	(8,110)	15,567

Total equity		245,497	214,800	460,297

Total liabilities and equity		$3,604,081	$(475,913)	$3,129,168

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reconciliation of the Consolidated Income Statement for the year ended December 31, 2013

	Notes	Year ended December 31, 2013
		JGAAP	Transition impact	IFRS
		(U.S. dollars in thousands)
Continuing operations
Sales	G, I, J	$1,597,008	$(88,083)	$1,508,925
Cost of goods sold	G	(1,040,989)	61,654	(979,335)

Gross profit		556,019	(26,429)	529,590

Selling, general and administrative expense	H	(394,201)	46,442	(347,759)
Other operating income		—	5,732	5,732
Other operating expense	D	—	(49,979)	(49,979)

Operating income		161,818	(24,234)	137,584

Financial income	I	5,782	27,582	33,364
Financial expense	J	(271,563)	66,877	(204,686)
Total extraordinary gains	I	10,593	(10,593)	—
Total extraordinary losses		(7,635)	7,635	—

Income (loss) before tax from continuing operations		(101,005)	67,267	(33,738)

Income tax benefit (expense)	K	(68,281)	20,688	(47,593)

Income (loss) after tax from continuing operations		(169,286)	87,955	(81,331)

Discontinued operations

Income (loss) after tax from discontinued operations		—	(12,104)	(12,104)

Net income (loss)		$(169,286)	$75,851	$(93,435)

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reconciliation of the Consolidated Balance Sheet as of December 31, 2013

	Notes	JGAAP	Transition impact	IFRS
	(U.S. dollars in thousands)
Assets
Current assets
Cash and cash equivalents		$259,581	$(1,016)	$258,565
Trade and other receivables	A	666,438	80,397	746,835
Inventories		237,116	(148)	236,968
Current financial assets		3,903	447	4,350
Deferred tax assets	C	25,638	(25,638)	—
Other current assets	B	59,053	1,031	60,084

Total current assets		1,251,729	55,073	1,306,802

Non-current assets
Property, plant and equipment		72,987	(912)	72,075
Goodwill and intangible assets	D	1,394,864	(156,911)	1,237,953
Deferred tax assets	C	16,440	38,711	55,151
Non-current financial assets		24,604	197	24,801
Other non-current assets	B	49,009	(39,215)	9,794

Total non-current assets		1,557,904	(158,130)	1,399,774

Total assets		$2,809,633	$(103,057)	$2,706,576

Liabilities and equity
Current liabilities
Trade and other payables		406,820	(10,284)	396,536
Short-term debt		17,848	(54)	17,794
Other financial liabilities	A	18,640	97,210	115,850
Other current liabilities	A	152,922	8,784	161,706
Deferred tax liabilities	C	50,796	(50,796)	—

Total current liabilities		647,026	44,860	691,886

Non-current liabilities
Long-term debt	B	1,624,442	(34,793)	1,589,649
Other non-current liabilities	A	333	37	370
Deferred tax liabilities	C	165,026	(54,701)	110,325
Other non-current liabilities		52,796	4,886	57,682

Total non-current liabilities		1,842,597	(84,571)	1,758,026

Total liabilities		$2,489,623	$(39,711)	$2,449,912

Shareholder’s Equity
Issued capital		—	—	—
Other shareholder’s equity	F	287,769	(59,179)	228,590

Equity of ALS shareholder		287,769	(59,179)	228,590
Non-controlling interests		32,241	(4,167)	28,074

Total equity		320,010	(63,346)	256,664

Total liabilities and equity		$2,809,633	$(103,057)	$2,706,576

Reconciliation of the Consolidated Statement of Cash Flows for the year ended December 31, 2013.

Under JGAAP, financial assets are derecognized upon the transfer of control to a third party regardless if the risks and rewards are not fully transferred. IFRS allows derecognition if the factoring arrangements transfer substantially all economic risks and rewards associated with trade receivables to a third party. The Group adjusted its trade receivables, which decreased its cash flows

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

from operating activities and correspondingly increased its cash flow from financing activities by $98.9 million for factored trade receivables that had not transferred substantially all economic risks and rewards to a third party for the years ended December 31, 2013.

Other than the accounting for factoring of trade receivables discussed above, the transition from JGAAP to IFRS did not have a material impact on the Consolidated Statement of Cash Flows.

Reconciliation of the Consolidated Statement of Comprehensive Income for the year ended December 31, 2013.

Other than the changes to the Consolidated Income Statement, the transition from JGAAP to IFRS did not have a material impact on the Consolidated Statement of Comprehensive Income.

Reconciliation of the Consolidated Balance Sheets as of January 1, 2012, and December 31, 2013 and the reconciliation of the Consolidated Income Statement for the year ended December 31, 2013.

Notes to Reconciliation

The following notes on the reconciliation of the Consolidated Balance Sheets as of January 1, 2012 and December 31, 2013 and the reconciliation of the Consolidation Income Statement for the year ended December 31, 2013 include explanations for certain material adjustments required to adjust the Group financial statements from JGAAP to IFRS.

A.	IFRS requires that consolidated financial statements are prepared using uniform accounting policies for like transactions and other events in similar circumstances. As of January 1, 2012, this GAAP difference had an impact on the Group’s accounting policy for the provision for bad debt, sales returns and cash rebates reducing retained earnings by $6.4 million, $3.1 million and $3.4 million, respectively. As of December 31, 2013, this GAAP difference resulted in changes to the calculation of the Group’s provision for bad debt and sales returns reducing retained earnings by $13.3 million and $7.9 million, respectively.

Under JGAAP, financial assets are derecognized upon the transfer of control to a third party as part of a factoring arrangement regardless if the risks and rewards are not fully transferred. IFRS allows derecognition only if the risks and rewards have been fully transferred. Consequently, the Group adjusted its trade receivables and other financial liabilities by $34.9 million and $98.7 million relating to factored trade receivables that had not transferred substantially all economic risks and rewards to a third party as of January 1, 2012 and December 31, 2013, respectively.

Under JGAAP, sales are not required to be measured at the fair value. IFRS requires that sales are measured at the fair value of the consideration receivable and if the inflow of cash or cash equivalents is deferred, the fair value of the consideration should be discounted to its present value. Accordingly, the Company has recorded an adjustment of $8.2 million and $8.4 million as of January 1, 2012 and December 31, 2013.

The resulting GAAP differences in trade accounts receivable, other financial liabilities and other current liabilities are summarized as follows:

	As of January 1, 2012			As of December 31, 2013
(U.S. dollars in thousands)	Trade accounts receivable	Other financial liabilities	Other current liabilities	Trade accounts receivable	Other financial liabilities	Other current liabilities
Factoring	$34,941	$34,941	$-	$98,698	$98,698	-
Bad debt provision	(6,445)	-	-	(13,340)	-	-
Sales Returns	-	-	3,133	-	-	7,931
Revenue adjustments	(8,210)	-	-	(8,428)	-	-
Others	7,684	1,744	8,865	3,467	(1,488)	853
Total	$27,970	$36,685	$11,998	$80,397	$97,210	$8,784

Under IFRS, the useful life is determined by management estimate of its intention to use the asset. However, under JGAAP, the useful life is determined based on the economic useful life of the asset, regardless of management intentions on usage. The impact resulted in a reduction in retained earnings of $2.9 million.

B.	Under IFRS, borrowing costs are included in the calculation of the effective interest rate of the debt and are offset against the carrying value of the borrowing, resulting in a reduction in other assets by approximately $40.0 million, and $31.9 million as of January 1, 2012 and December 31, 2013, respectively.

C.	On transition to IFRS, the Group recognized deferred tax assets, associated with taxable losses carried forward where recovery is considered probable, of $118.6 million and $77.3 million as of January 1, 2012 and December 31, 2013, respectively. These deferred tax assets were offset with existing deferred tax liabilities.

Deferred tax was also impacted by the various adjustments required by IFRS discussed in this note. Any changes to deferred tax as of the transition date were included in retained earnings and the changes to deferred tax for the year ended December 31, 2013 were included in the Consolidated Income Statement. As a result of recognition of impairment losses for intangible assets, the Group reduced deferred tax liabilities of $79.1 million and $37.6 million as of January 1, 2012 and December 31, 2013, respectively. Finally, under IFRS, deferred tax assets and liabilities are classified as non-current.

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

D.	IFRS requires goodwill to be reviewed for impairment at the date of transition regardless of whether there is an indication that goodwill may be impaired. In respect of intangible assets, the indicators for impairment are defined differently between JGAAP and IFRS.

As a result of the testing required by IFRS, the Group recognized impairment losses of $251.7 million and $218.0 million at the date of transition to IFRS on its goodwill and intangible assets, respectively. The Group also recognized impairment losses of $48.9 million on its intangible assets in the Consolidated Income Statement for the year ended December 31, 2013.

Under JGAAP, goodwill is generally amortized within 20 years. Under IFRS, goodwill is not amortized but reviewed at least annually or when indicators of impairment exist. Accordingly, the Company reversed $110.6 million of goodwill amortization resulting in a corresponding increase to retained earnings for the year ended December 31, 2013.

GAAP differences in goodwill are summarized as follows:

Goodwill and intangible assets	Impairment	Amortization	R&D capitalization	Foreign exchange and other	Total
(U.S. dollars in thousands)
January 1, 2012	$(469,669)	$-	$2,937	$8,042	$(458,700)

December 31, 2013	(291,177)	110,677	12,720	10,869	(156,911)

E.	JGAAP does not have a comprehensive standard on the classification of debt and equity instruments so convertible loans of $502.6 million were classified as debt. Under IFRS, the convertible loans have been reclassified to equity as the loans could have been settled at the Group’s option by delivering cash, by issuing shares or through other means.

F.	Reconciliation of total equity as of January 1, 2012

(U.S. dollars in thousands)	Notes	Total Equity
JGAAP reported Net Equity		$245,497
Goodwill and intangible assets	D	(458,700)
Reclassification of debt to equity	E	502,610
Contingent consideration	L	(13,886)
Uniform accounting policies and other GAAP differences	A	(21,240)
Deferred tax	C	200,891
Others		5,125
IFRS reported Net Equity		$460,297

(U.S. dollars in thousands)	Notes	Total Equity
JGAAP reported Net Equity		$320,010
Goodwill and intangible assets	D	(156,911)
Uniform accounting policies and other GAAP differences	A	(37,610)
Deferred tax	C	118,569
Others		12,606
IFRS reported Net Equity		$256,664

G.	Adopting IFRS required the Group to reduce sales by approximately $56.2 million due to transactions in which the Group acted as an agent, and the amount of revenue recognized was limited to the net commission earned. Cost of sales was reduced by a corresponding amount.

Additionally, when the inflow of cash from sales is deferred, the Group discounted the future receipts to their estimated present value reducing sales by approximately $14.6 million.

H.	Under IFRS, goodwill is not amortized as it is under JGAAP, reducing Selling, General and Administrative expense by $57.5 million for the year ended December 31, 2013. This decrease

ARYSTA LIFESCIENCE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

was offset by reclassification of extraordinary losses reported under JGAAP to Selling, General and Administrative expense, which were not classified as operating expense reported under JGAAP.

I.	As described above, IFRS requires future cash receipts to be discounted to their estimated present value when the sale effectively includes a financing arrangement. The impact of this change increased financial income by approximately $14.6 million with a corresponding amount decreasing sales. Financial Income also includes a $7.6 million reclassification from extraordinary gains reported under JGAAP.

J.

Under JGAAP, certain discounts provided to customers totaling $14.8 million were included in Financial Expense and under IFRS, these discounts are recorded as a reduction of sales.

Under JGAAP, certain non-recurring costs, generally related to strategic transactions, either debt or equity, including direct transactions costs as well as other related costs including consulting costs and other non-recurring transactions can be included as non-operating costs. Under IFRS these costs are required to be included as operating costs. As such The Company reclassified $24.5 million to Selling, General and Administrative expense.

Under JGAAP, $10.8 million of costs associated with discontinued operations were included in Financial Expense and have been reclassified to Discontinued Operations in our IFRS results.

K.

Income taxes were also impacted by certain IFRS adjustments including the impairment of intangible assets which decreased income tax by $15.2 million and IFRS requires the Group to report its results, net of discontinued items, including income taxes. The IFRS adjustments impacted various subsidiaries within the Group and the calculation of the income tax impact used the applicable income tax rate for the respective jurisdiction. See note 5.

L.

Under JGAAP, contingent consideration is recognized after delivery or the exchange is fixed and the market value is reasonably determined and as a result no liability for this contingent payment is recognized as of acquisition date. Under IFRS, the fair value of the contingent consideration, which is based on the present value of the amount estimated to be payable in the future, is recognized on the acquisition date. As a result, under IFRS, the Group adjusted its accounting for business combinations completed prior to the transition date, resulting in a $13.9 million reduction of retained earnings as of January 1, 2012. In 2012, the Company settled the liability by $12.0 million.